UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.        )

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VIRTUS INVESTMENT PARTNERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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100 Pearl Street, Hartford, Connecticut 06103

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

Time, Date and Place:	10:30 A.M. EDT, Friday, May 19, 2017 at the Company’s offices, 100 Pearl Street, 2nd Floor, Hartford, Connecticut.

Date of Mailing:	This Notice of Annual Meeting and Proxy Statement is first being mailed and/or made available to shareholders of record of Virtus Investment Partners, Inc. on or about April 5, 2017.

Items of Business:

1.	To elect three Class III directors nominated by our Board of Directors and named in the Proxy Statement, each to hold office for a three-year term expiring at the 2020 annual meeting of shareholders or upon his or her successor being elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

3.	To approve, by an advisory vote, the compensation of our named executive officers, as disclosed in this Proxy Statement;

4.	To hold an advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers; and

5.	To consider and transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Shareholders Eligible to Vote:

The Company’s Board of Directors has fixed the close of business on March 20, 2017 as the record date for the determination of shareholders entitled to receive notice of, and to vote on, all matters presented at the 2017 Annual Meeting of Shareholders or any adjournments or postponements thereof.

Proxy Voting and Internet Availability of Proxy Materials:

We are primarily furnishing proxy materials to our shareholders on the Internet rather than mailing paper copies of the materials to each shareholder. As a result, certain of our shareholders will receive a Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials contains instructions on how to access the Proxy Statement and our 2016 Annual Report over the Internet, instructions on how to vote your shares as well as instructions on how to request a paper copy of our proxy materials, if you so desire.

The Proxy Statement and the 2016 Annual Report and any amendments to the foregoing materials that are required to be furnished to shareholders are available for you to review online at http://www.proxyvote.com

It is important that your shares be represented and voted at the meeting.

You may vote your shares by voting on the Internet, by telephone,

in person at the meeting, or by completing and returning a proxy card.

By Order of the Board of Directors,

/s/ MARK S. FLYNN

MARK S. FLYNN

SECRETARY

APRIL 5, 2017

HARTFORD, CONNECTICUT

i

GENERAL INFORMATION

ABOUT THIS PROXY STATEMENT AND THE 2017 ANNUAL MEETING

Why am I receiving these proxy materials?

These proxy materials are being provided to the shareholders of Virtus Investment Partners, Inc., a Delaware corporation (“Virtus,” the “Company,” “we,” “our” or “us”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be voted at our 2017 Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournment or postponement thereof, to be held Friday, May 19, 2017 at 10:30 A.M. EDT at the Company’s offices, 100 Pearl Street, 2nd Floor, Hartford, Connecticut. The Notice of Annual Meeting, Proxy Statement and voting instructions, together with our 2016 Annual Report, will be mailed and/or made available to each shareholder entitled to vote starting on or about April 5, 2017.

Shareholders are invited to attend the Annual Meeting and are entitled and requested to vote on the matters set forth in the Notice of Annual Meeting, as described in this Proxy Statement.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are furnishing our proxy materials over the Internet instead of mailing a full set of printed proxy materials to certain of our shareholders. Accordingly, on or about April 5, 2017, we are mailing or delivering electronically to certain of our shareholders, a Notice of Internet Availability of Proxy Materials which provides instructions on how to access our proxy materials on the Internet and vote or, alternatively, how to request that a copy of the proxy materials be sent to them by mail.

Who is entitled to vote and how many votes are needed to approve the proposals?

Only holders of record of our common stock, par value $0.01 per share (the “Common Stock”), at the close of business on March 20, 2017 (the “Record Date”) are entitled to vote at the Annual Meeting or any adjournment or postponement thereof. Each holder of record of our Common Stock as of the Record Date will be entitled to one vote for each share of Common Stock held. As of the Record Date, there were 6,989,144 shares of our Common Stock outstanding and entitled to vote. Holders of the Company’s 7.25% Series D Mandatory Convertible Preferred stock are not entitled to vote on any of the matters as described in this Proxy Statement. A list of all shareholders of record entitled to vote at the Annual Meeting will be available for inspection by any shareholder for any purpose germane to the meeting at our offices at 100 Pearl Street, Hartford, CT for the ten-day period immediately preceding the Annual Meeting. At the Annual Meeting, our common shareholders will be asked to consider and vote upon the following matters:

1.	Election of directors

We are asking shareholders to vote upon the election of the three directors recommended for nomination by our Governance Committee and nominated by our Board for the three Class III director seats, each to hold office for a three-year term expiring at the 2020 Annual Meeting of Shareholders or upon his or her successor being elected and qualified, or until his or her earlier resignation, retirement, death, disqualification or removal. Information concerning the Class III director nominees is provided below under the heading “PROPOSALS REQUIRING YOUR VOTE – ITEM 1 – ELECTION OF DIRECTORS.” A plurality of the affirmative votes cast by shareholders present in person or represented by proxy and entitled to vote is required for the election of each such director nominee. You may vote either FOR or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld and broker non-votes will have no effect on the election of directors because only votes “FOR” a nominee will be counted. There is no cumulative voting in the election of directors.

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017 requires that a majority of the votes represented at the Annual Meeting, in person or by proxy and entitled to vote, be voted “FOR” the proposal. You may vote FOR, AGAINST or ABSTAIN on this matter. If you vote to “ABSTAIN” with respect to this proposal, your shares will be counted as present for purposes of establishing a quorum, but the abstention will have the same effect as a vote “AGAINST” the proposal. The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm is considered a routine matter for which a bank, broker or other holder of record will have discretionary authority to vote on behalf of the beneficial owners of shares held by the bank, broker or other holder even in the absence of specific instructions from the beneficial owner.

3.	Approval by an advisory vote of the compensation of our named executive officers, as disclosed in the Proxy Statement

Approval by an advisory vote of the compensation of our named executive officers is required pursuant to Section 14A of the Securities Exchange Act of 1934. The affirmative vote of a majority of the votes represented at the Annual Meeting, in person or by proxy, is required to approve, on an advisory basis, the compensation of our named executive officers, as described in this Proxy Statement. You may vote FOR, AGAINST or ABSTAIN on this matter. If you vote to “ABSTAIN” with respect to this proposal, your shares will be counted as present for purposes of establishing a quorum, but the abstention will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will also have the same effect as a vote “AGAINST” the proposal. Although the advisory vote is non-binding, the Compensation Committee and the Board will review the results of this vote and will take it into consideration when making future decisions regarding executive compensation.

4.	Advisory vote on the frequency of future advisory votes on executive compensation

We are providing for an advisory vote regarding how frequently the Company should conduct advisory votes on executive compensation as required pursuant to Section 14A of the Securities Exchange Act of 1934. The Board has determined that the frequency which receives the highest number of votes cast by shareholders will be viewed as representing the frequency that shareholders believe should be chosen by the Board. Abstentions and broker non-votes will have no effect on this advisory vote because only votes indicating a preference for the frequency of the advisory vote on executive compensation will be considered. Although the advisory vote is non-binding, the Board will review the results of this vote and will take it into consideration when determining how often we submit an advisory vote on executive compensation to shareholders.

What are the voting recommendations of the Company’s Board of Directors?

The Board of Directors recommends that shareholders vote:

•	“FOR” the election of the Board’s director nominees named in this Proxy Statement;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017;

•	“FOR” the approval, on an advisory basis, of our named executive officer compensation; and

•	“ONE YEAR” with respect to the frequency of future advisory votes to approve the compensation paid to our named executive officers.

How many votes are required to conduct the Annual Meeting?

The presence at the meeting, in person or represented by proxy, of the holders of record of one-third of the shares entitled to vote on any matter at the meeting will constitute a quorum for the transaction of business at the Annual

Meeting. You will be counted as present at the meeting if you attend the meeting and vote in person or if you vote by proxy via the Internet, telephone or mail. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting. If a quorum is not present, we will adjourn the annual meeting until a quorum is obtained.

How are votes counted?

A representative from Broadridge Corporate Issuer Solutions, Inc., the Company’s transfer agent, will serve as the inspector of elections for the Annual Meeting and will tabulate the votes for each proposal.

How do I vote?

Whether you hold your shares directly as a shareholder of record, or beneficially in street name, you may vote your shares without attending the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The Notice of Internet Availability of Proxy Materials has been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the “shareholder of record.” As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by submitting voting instructions to such person in accordance with the directions outlined in the Notice of Internet Availability of Proxy Materials.

If you hold shares in your name as a holder of record, you are considered the “shareholder of record” with respect to those shares. You can vote your shares:

•	over the Internet at www.proxyvote.com;

•	by telephone, toll free at 1-800-690-6903; or

•

if you request delivery of a full set of proxy materials, by completing and returning a proxy card that will be mailed to you, along with a postage-paid envelope (or, which may be mailed to you, at the Company’s option, beginning after the tenth day following the mailing of the Notice of Internet Availability of Proxy Materials).

The deadline for voting by Internet or telephone is 11:59 P.M., Eastern Daylight Time, on Thursday, May 18, 2017. For persons holding shares in the Virtus Investment Partners, Inc. Savings and Investment Plan (the “Virtus 401(k) Plan”), the trustee must receive your vote no later than 11:59 P.M., Eastern Daylight Time, on Tuesday, May 16, 2017.

Holders of record may vote in person at the Annual Meeting, but beneficial owners must obtain a legal proxy from the broker, bank or other holder of record authorizing the beneficial holder to vote such shares at the meeting. You cannot vote shares held under the Virtus 401(k) Plan in person at the meeting.

What is a “proxy”?

A “proxy” allows someone else (the “proxy holder”) to vote your shares on your behalf. The Board is asking you to allow any of the persons named on the proxy form to act as your proxy holder and vote your shares at the Annual Meeting. The persons named as your proxy holders will vote your proxy in accordance with your specifications. Unless you specify otherwise, the persons named as your proxy holders on the Company’s proxy form will vote in accordance with the voting recommendations of the Board in connection with the matters listed on the proxy form and in their discretion on any other matters that properly come before the Annual Meeting.

If you hold shares as a participant in the Virtus 401(k) Plan, your proxy represents all shares that you own through such plan, assuming that your shares are registered in the same name, and your proxy will serve as a voting instruction for the trustee of such plan. If you own your shares through the Virtus 401(k) Plan and you do not vote, the Virtus 401(k) Plan trustee will not vote your shares.

Can I change or revoke my proxy?

Yes. You may change or revoke your proxy at any time before it is voted at the meeting. If you are a shareholder of record, you may change or revoke your proxy after submitting your proxy, whether submitted by mail, the Internet or telephone, either by (i) submitting another proxy with a later date, as long as it is received prior to the time the earlier dated proxy is exercised; (ii) attending the Annual Meeting and voting in person; or (iii) notifying the Corporate Secretary in writing before the meeting that you have revoked your proxy. Your attendance at the meeting will not automatically revoke your proxy; you must vote at the meeting to revoke your proxy. If you are a beneficial owner of shares, please contact your bank, broker or other holder of record for specific instructions on how to change or revoke your vote. Your most current vote, whether cast in person, by telephone, Internet or proxy card, is the one that will be counted.

If you hold shares as a participant in the Virtus 401(k) Plan, you may change your vote and revoke your proxy by (i) submitting another proxy with a later date, as long as it is received prior to the time the earlier dated proxy is exercised or (ii) notifying the Corporate Secretary in writing before the meeting that you have revoked your proxy, in each case if you do so no later than 11:59 P.M., Eastern Daylight Time, on Tuesday, May 16, 2017. You cannot, however, revoke or change your proxy with respect to shares held through the Virtus 401(k) Plan after that date, and you cannot vote those shares in person at the Annual Meeting.

What are “broker non-votes” and “abstentions”?

A broker non-vote occurs when a bank, broker or other holder of record holds shares for a beneficial owner but is not empowered to vote on a particular proposal on behalf of such beneficial owner because such proposal is considered to be “non-routine” and the beneficial owner has not provided voting instructions or because your broker chooses not to vote on a routine matter for which it does have discretionary authority.

This means that if a brokerage firm holds shares on your behalf, those shares will not be voted on any non-routine proposal presented at the Annual Meeting, unless you expressly provide voting instructions to that firm. The non-routine proposals that will be presented at the Annual Meeting are the election of directors, the shareholder advisory vote to approve the compensation of our named executive officers and the shareholder advisory vote on the frequency of the future shareholder advisory votes to approve the compensation of our named executive officers. The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017 is considered a routine proposal for which a bank, broker or other holder of record may vote on behalf of the beneficial owner even in the absence of specific instructions from the beneficial owner.

In order to ensure that any shares held on your behalf by a brokerage firm or other organization are voted in accordance with your wishes, we encourage you to provide voting instructions to that firm or organization.

An abstention is a properly signed proxy card which is marked “ABSTAIN” as to a particular matter in which the option to abstain is available.

Who may attend the meeting?

All shareholders as of the Record Date may attend the Annual Meeting. To gain admission, registered holders will need valid picture identification or other proof that you are a shareholder of record of Virtus shares as of the Record Date. If your Virtus shares are held in a bank or brokerage account, a recent bank or brokerage statement showing that you owned Virtus shares on the Record Date will be required for admission. To obtain directions to attend the Annual Meeting and vote in person, please contact Investor Relations by sending an email to: investor.relations@virtus.com.

Why did my household receive only one Notice of Internet Availability of Proxy Materials, or why did I receive more than one Notice of Internet Availability of Proxy Materials?

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, when multiple shareholders of record of Common Stock share the same address, we may deliver only one Notice of Internet Availability of Proxy Materials (or proxy materials in the case of shareholders who receive paper copies of proxy materials) to that address unless we have received contrary instructions from one or more of those shareholders. The same procedure applies to brokers and other nominees holding shares of our Common Stock in “street name” for more than one beneficial owner with the same address.

If a shareholder holds shares of Common Stock in multiple accounts (e.g., with our transfer agent and/or banks, brokers or other registered shareholders), we may be unable to use the householding procedures and, therefore, that shareholder may receive multiple copies of the Notice of Internet Availability of Proxy Materials (or proxy materials, as applicable). You should follow the instructions on each Notice of Internet Availability that you receive in order to vote the shares you hold in different accounts.

If you share an address with another shareholder and have received only one Notice of Internet Availability of Proxy Materials (or proxy materials, as applicable), you may write or call us as specified below to request a separate copy of such materials and we will promptly send them to you at no cost to you. For future meetings, if you hold shares directly registered in your own name, you may request separate copies of these materials, or request that we send only one set of these materials to you if you are receiving multiple copies, by contacting our Investor Relations Department via telephone at 800-248-7971, Option 2, or by mail at Virtus Investment Partners, Inc., 100 Pearl Street, Hartford, CT 06103. If you are a beneficial owner of shares held in street name, please contact your bank, broker or other holder of record.

Who pays for the cost of this proxy solicitation?

All costs and expenses of this solicitation, including the cost of mailing the Notice of Internet Availability of Proxy Materials (or proxy materials, as applicable) and preparing this Proxy Statement and posting it on the Internet, will be borne by the Company. We also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in sending proxy materials to their customers who are beneficial owners. In addition to soliciting proxies by mail, our directors, executive officers and employees may solicit proxies on our behalf, without additional compensation, personally or by Internet or telephone. We do not currently plan to hire a proxy solicitor to help us solicit proxies from brokers, bank nominees or other institutions or shareholders, although we reserve the right to do so.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting, and we will publish preliminary, or final results if available, in a current report on Form 8-K within four business days of the Annual Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board is responsible for providing effective governance and oversight of our affairs. Our corporate governance practices are designed to align the interests of our Board and management with those of our shareholders and to promote honesty and integrity. Our Board has adopted Corporate Governance Principles that outline our corporate governance policies and procedures, including, among other topics, director responsibilities, Board committees, director access to the Company’s officers and employees, director compensation, management succession and performance evaluations of the Board. More information about our corporate governance is available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

Code of Conduct

We have adopted a written Code of Conduct which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. We are committed to the highest standards of ethical and professional conduct, and the Code of Conduct provides guidance on how to uphold these standards. The Code of Conduct is available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.” We intend to post any substantive amendments to, or waivers of, the Code of Conduct applicable to our principal executive officer, principal financial officer, principal accounting officer or directors on our website. You may request a printed copy of the Code of Conduct by contacting the Corporate Secretary as set forth below under the heading “Shareholder and Interested Party Communications.”

Director Independence

A majority of the directors of the Board must be affirmatively determined by the Board to be independent under NASDAQ Marketplace Rules (“NASDAQ Rules”). In making these determinations, the Board considers and broadly assesses all of the information provided by each director in response to detailed inquiries concerning his or her independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with the Company, taking into account the applicable NASDAQ Rules and SEC rules and regulations as well as the manner in which any relationships may potentially have the appearance of impacting independence. In addition, to aid it in determining whether a director is independent, the Board has adopted categorical independence standards which are available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

In February 2017, the Board considered the independence of our directors and determined that each of Dr. Fleming, Mses. Jones and Hooda and Messrs. Baio, Holt, Treanor and Zarrilli meets the criteria for independence as established by the NASDAQ Rules and our own categorical independence standards. The Board has also determined that each member of the Audit, Compensation, Governance, and Risk and Finance Committees is independent under applicable NASDAQ Rules. The Board has also determined that each member of the Audit Committee is also independent under the independence criteria required by the SEC for audit committee members and that each member of the Compensation Committee is: (i) “independent” under the criteria established by the NASDAQ Rules; (ii) an “outside director” pursuant to the criteria established by the Internal Revenue Service; and (iii) a “non-employee director” pursuant to criteria established by the SEC.

Board and Committee Membership

Our Board has established the following four standing committees to assist it with its responsibilities:

• Audit Committee	• Governance Committee

• Compensation Committee	• Risk and Finance Committee

The table below provides the current membership for each of the Board committees:

Name	Audit	Compensation	Governance	Risk and Finance
George R. Aylward
James R. Baio	Member	Member
Susan S. Fleming			Member	Chair
Timothy A. Holt			Chair	Member
Sheila Hooda	Member			Member
Melody L. Jones	Member	Chair
Mark C. Treanor		Member	Member
Stephen T. Zarrilli	Chair			Member

During 2016, the Board held nineteen meetings. Our independent directors meet in regularly scheduled executive sessions, generally at the end of each regular Board meeting. Mr. Treanor, our independent Chairman of the Board, presides at all Board meetings and executive sessions.

Directors are expected to attend all Board meetings, the annual meeting of shareholders and meetings of committees on which they serve and to spend the time needed and to meet as frequently as necessary to properly discharge their responsibilities. Director attendance and meeting preparation is part of the annual evaluation process conducted by the Governance Committee. All of our then current directors attended our 2016 Annual Meeting, and all of our current directors, other than Ms. Hooda who joined the Board in December 2016, attended at least 75% of the meetings of the Board and of the standing committees of which he or she was a member during 2016.

The Board has adopted written charters for each of the Audit, Compensation, Governance, and Risk and Finance Committees, which set forth the responsibilities, authority and specific duties of each such committee. Each committee reports out regularly to the full Board regarding its deliberations and actions. The charters for each of the committees of our Board are available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

Board Leadership Structure

Under our Corporate Governance Principles, to ensure Board independence, no less than a majority of our directors are required to be independent in accordance with NASDAQ Rules. Pursuant to our Corporate Governance Principles, our Board determines the best board leadership structure for our Company, and our Board may choose its Chairman in the manner it deems in the best interests of the Company and its shareholders. The Board does not have a formal policy that requires the roles of Chairman of the Board and Chief Executive Officer to be separate.

At this time, the Board believes that it is advisable for one of our independent directors to serve as Chairman of the Board, and the Board has elected Mark C. Treanor as Chairman. The Board believes that our assembled Board provides a broad array of experience, expertise and perspective and that it is beneficial to have an independent director lead the Board as Chairman and for Mr. Aylward, who is our President and Chief Executive Officer (CEO), and also a director, to lead our Company and its management as CEO. Mr. Treanor and Mr. Aylward work closely together, and with the entire Board, in developing the strategies, agendas and direction of our Board and for our Company as a whole. As part of our annual board self-evaluation process, we evaluate how our Board functions and how our Board structure functions, to ensure that the Board continues to provide an optimal governance structure for our Company and our shareholders. We recognize that different board leadership structures may be appropriate for companies in different situations and at different times.

Audit Committee

The Audit Committee currently consists of Messrs. Zarrilli (Chair) and Baio and Mses. Jones and Hooda. The Board has determined that Messrs. Baio and Zarrilli each qualify as an “audit committee financial expert” as defined under SEC rules and that all members of the Audit Committee meet the criteria for service under applicable NASDAQ Rules.

During 2016, the Audit Committee held ten meetings. The primary purposes of the Audit Committee are: (i) to exercise sole responsibility for the appointment, compensation, retention, oversight and, if applicable, termination of the Company’s independent registered public accounting firm, including review of the independent registered public accounting firm’s qualifications and independence; and (ii) to assist the Board in fulfilling its oversight responsibilities, by reviewing the quality and integrity of the Company’s financial statements and financial reporting process, the Company’s systems of internal accounting and financial controls, the annual independent audit of the consolidated financial statements of the Company and its subsidiaries, the Company’s internal auditing and accounting processes, and the Company’s legal and regulatory compliance programs as established by management and the Board.

Compensation Committee

The Compensation Committee currently consists of Ms. Jones (Chair) and Messrs. Baio and Treanor. During 2016, the Compensation Committee held seven meetings. The primary purposes of the Compensation Committee are: (i) to achieve the Company’s objective of maximizing the long-term return to shareholders by ensuring that officers, directors and employees are compensated in accordance with the Company’s compensation philosophy, objectives and policies; and (ii) to review and approve compensation policies and programs for the Company’s executive officers that support such compensation philosophy and objectives by linking compensation to financial performance and the attainment of strategic objectives, while providing competitive compensation opportunities at a reasonable cost.

The Role of the Compensation Committee

The Compensation Committee provides assistance to the Board in fulfilling its responsibility to achieve the Company’s objective of maximizing the long-term return to shareholders by ensuring our executives are compensated in accordance with the Company’s compensation philosophy and objectives. The Compensation Committee is specifically charged with:

•	Reviewing and approving Company performance goals and objectives for annual and long-term incentive plans;

•	Recommending the compensation levels of our CEO to the Board of Directors;

•	Reviewing and approving non-CEO executive officer compensation;

•	The administration of equity-based compensation; and

•	Retaining compensation consultants and legal counsel as appropriate.

The Compensation Committee reviews and approves any changes to executive officer base salary and sets annual and long-term incentive compensation opportunities for our executive officers. In addition, the Compensation Committee reviews performance against pre-established performance goals and objectives for the incentive plans under which our executive officers, including our CEO, are compensated. The Compensation Committee recommends incentive compensation awards for our CEO to the independent members of the Board for approval and, with the assistance of our CEO, reviews and approves the incentive compensation awards for the Company’s executive officers. The Compensation Committee also reviews and approves the granting of equity-based compensation to our executive officers, other than our CEO, whose grants are approved by the independent members of our Board, and to other employees of the Company and its subsidiaries. The Compensation Committee has delegated to our CEO the authority to approve a limited number of restricted stock and stock option awards to employees of the Company and its subsidiaries who are not executive officers of the Company.

The Compensation Committee has retained Mercer (US) Inc. (“Mercer”) as its independent compensation consultant. The Compensation Committee has analyzed whether the work of Mercer as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Mercer; (ii) the amount of fees from the Company paid to Mercer as a percentage of Mercer’s total revenue; (iii) the policies and procedures of Mercer that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Mercer or the individual compensation advisors employed by Mercer with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by Mercer or the individual compensation advisors employed by Mercer. The Compensation Committee has determined, based on its analysis in light of the factors listed above, that the work of Mercer and the individual compensation advisors employed by Mercer as compensation consultants to the Company has not created any conflict of interest.

For a further discussion of the processes and procedures of the Compensation Committee, including the roles of compensation consultants and executive officers in the determination or recommendation of executive and director compensation, see the disclosure under the headings “Compensation Discussion and Analysis” and “Director Compensation” elsewhere in this Proxy Statement.

Risks Related to Compensation Policies and Practices

As part of its oversight of the Company’s executive compensation programs, the Compensation Committee, in conjunction with Company management, considers how current compensation policies and practices, including incentive opportunities, affect the Company’s risk profile. The Compensation Committee evaluates the Company’s compensation policies to determine whether they are designed to:

•	Attract and retain high-caliber leadership;

•	Align our executives’ interests with those of our shareholders; and

•	Encourage an appropriate level of risk-taking while not creating incentives that are reasonably likely to pose material risk to the Company.

The Company reviews industry comparative compensation data to ensure that we are competitive in both attracting and retaining our executives. Additionally, equity-based awards are generally subject to vesting provisions. We believe our compensation structure is appropriately designed to retain high-caliber leadership.

Our compensation programs are designed to minimize excessive risk-taking. The base salary component of our compensation is aligned to market which does not, we believe, create additional risk. The current incentive awards have the following risk-limiting characteristics:

•	Awards are made based on a review of a variety of performance indicators, diversifying the risk associated with any single indicator of performance;

•

For executives, a significant portion of variable pay is delivered in the form of equity comprising performance-based and restricted stock units using one- and three-year performance measurement periods and three-year cliff vesting;

•	Plan-based awards to our executives are limited to a maximum payout;

•	After reviewing and certifying Company performance results, the Compensation Committee, in its discretion, approves compensation awards for our executives;

•

Clawback provisions allow the Company to clawback compensation if an award was based on materially inaccurate financial statements or other performance measurement criteria, among other conditions; and

•	Our CEO, executive officers and Directors are expected to maintain fixed levels of stock ownership commensurate with base salary multiples or annual retainers.

We believe our compensation policies and practices align compensation with the interests of our shareholders, encourage and reward sound business judgment and appropriate risk-taking over the long-term, foster key personnel retention and do not create risks that are reasonably likely to have a material adverse effect on the Company. See the “Compensation Discussion and Analysis” section of this Proxy Statement for a more complete discussion of our compensation policies and practices.

Compensation Committee Interlocks and Insider Participation

Ms. Jones (Chair) and Messrs. Baio and Treanor served on the Compensation Committee throughout 2016. None of the directors serving on the Compensation Committee were at any time during 2016, or at any other time, officers or employees of the Company. None of our executive officers serves as a member of a board of directors or compensation committee of any entity that has one or more of their executive officers serving on our Board.

Governance Committee

The Governance Committee currently consists of Mr. Holt (Chair), Dr. Fleming and Mr. Treanor. During 2016, the Governance Committee held five meetings. The primary purposes of the Governance Committee are: (i) to assist the Board in fulfilling its oversight responsibilities with respect to matters relating to the interests of the shareholders of the Company; (ii) to identify individuals qualified to become Board members and to recommend to the Board qualified individuals for nomination for election or re-election at the next annual meeting of shareholders; (iii) to develop and recommend to the Board a set of governance principles applicable to the Company and to review at least annually and recommend any changes to such principles; (iv) to assess and report to the Board regarding the performance of the Board and its committees; and (v) to assist management and the Board with respect to succession planning of the Company’s executives.

Director Nomination Process

The Governance Committee is responsible for identifying and recommending to the Board potential director candidates for nomination and election to the Board at the annual meeting of shareholders. In connection with this responsibility, the Governance Committee has established Guidelines for the Recruitment of Directors, which have been adopted by the Board and which are available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

Under these Guidelines, in considering candidates for nomination to our Board, the Governance Committee will seek individuals with strong intellectual ability, breadth of experience, demonstrated professional achievement, diverse backgrounds, and the highest integrity. Prospective directors should also be able and willing to devote significant attention to our needs through regular attendance at meetings, preparation for meetings, and availability for regular consultation between meetings. The Governance Committee may also consider particular areas of expertise with respect to a given vacancy, either because of needs arising from the retirement or resignation of a director or those arising out of changes in our business focus, our industry or the regulatory environment.

If a vacancy on our Board exists or is anticipated, the Governance Committee may look to its members and to other directors for recommendations for nominees and may also retain a search firm to assist it in identifying qualified candidates and will consider individuals recommended by shareholders. Shareholders must submit their recommendations as outlined below under the heading “Shareholder and Interested Party Communications.” The Governance Committee will evaluate all proposed nominees in light of the standards above, as well as others deemed relevant. Following its evaluation of all proposed nominees and consultation with our CEO, the Governance Committee will make recommendations to our Board of the individual(s) to be nominated for election to our Board. The Board will make the final determination as to the individual(s) who will be nominated for election.

Board Diversity

The Board has adopted guidelines for the recruitment of directors that include factors to consider in identifying and recruiting candidates for nomination as director. In reviewing candidates for the Board, the Governance Committee and the Board as a whole seek to identify those individuals whose professional achievement, breadth of experience and commitment to excellence and integrity best serve the Company in the markets in which it operates, while at the same time assuring the Company’s shareholders and other constituencies that the Company remains committed to its core ethical values. To this end, when recruiting and assessing potential director candidates, the Governance Committee and the Board will consider, among other factors, the candidates’ diversity of professional experience and personal diversity. With respect to diversity of professional experience, the Governance Committee and the Board seek candidates that have depth of experience in a variety of professional backgrounds. In terms of personal diversity, the Governance Committee and Board seek candidates who will increase the diversity of the Board in all respects, including gender, race, ethnicity, age, sexuality and other types of personal characteristics, and thereby benefit the Company with their ideas, perspectives, experience and wisdom.

The Governance Committee and the Board recognize that individual candidates have unique strengths, and no one factor or qualification outweighs all others. The Governance Committee and the Board will consider how a candidate would contribute to the overall balance of experience, expertise and perspective of the Board.

On an annual basis, as part of its self-assessment process, the Governance Committee and Board as a whole review the overall functioning of the Board including diversity of experience, expertise and perspective.

Risk and Finance Committee

The Risk and Finance Committee currently consists of Dr. Fleming (Chair), Ms. Hooda and Messrs. Holt and Zarrilli. During 2016, the Risk and Finance Committee held four meetings. The primary purposes of the Risk and Finance Committee are to assist the Board in fulfilling its oversight responsibilities with respect to: (i) the Company’s policies, practices and procedures relating to risk and risk management; (ii) the Company’s financial, investment and capital management policies; and (iii) any mergers, acquisitions and divestitures by the Company and its affiliates.

Risk Management Oversight

The Risk and Finance Committee of our Board is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board. Pursuant to its charter, the Risk and Finance Committee is charged with periodically reviewing the Company’s risk management philosophy and its policies, practices and procedures regarding risk assessment and risk management. The Risk and Finance Committee periodically meets with Company management to review and discuss the Company’s major risk exposures and the steps taken by management to monitor and mitigate these exposures. The Risk and Finance Committee also receives and reviews reports on selected risk topics as the Risk and Finance Committee or management deem appropriate. Our Board also receives direct reports from management on risk topics of general interest to the full Board, and each of our other Board Committees also receives periodic reports on topics relevant to the oversight of risk areas within the purview of such Committee and regularly reports to the full Board on these risk management matters.

Our Audit Committee is responsible for overseeing accounting, audit, financial reporting, internal control, internal audit, and disclosure control matters and reviews and discusses with management, our internal auditor, our outside independent registered public accounting firm and legal counsel financial risk associated with these functions and the manner, policies and systems pursuant to which management addresses these risks.

Both our Board and our Compensation Committee actively review and discuss with management our annual and longer-term compensation incentive programs to identify and mitigate potential risks associated with incentive compensation. They assess both the appropriateness of the incentive performance goals, which are both financial and operational, as well as our financial and operating results upon which our incentive awards are based. In addition, our Governance Committee oversees and advises management on succession planning risks related to our senior management team.

While the Risk and Finance Committee, the other Board Committees within their areas of responsibility and the Board oversee our risk management, management is primarily responsible for day-to-day risk management processes and for reports to the Board and its Committees on risk management matters. We believe that this division of risk management responsibility is the most effective approach to address the Company’s risk management and that the division of responsibility within and among the Board and its Board Committees allows the opportunity for regular review and discussion with our Board members as well as appropriate Board member input on, and consideration of, our risk management processes and systems.

Transactions with Related Persons

Policy Regarding Transactions with Related Persons

The Board has adopted a written policy for the review and the approval or ratification of any related person transaction (the “Related Person Transactions Policy”), which applies to any potential related person transactions, as defined under the rules and regulations of the SEC. A “related person transaction” generally means a transaction in which the Company was, is or will be a participant, and the amount involved exceeds $120,000 (determined without regard to the amount of profit or loss involved in the transaction) and in which a related person has or will have a direct or indirect material interest (as determined under SEC rules related to related person transactions). Under the Related Person Transactions Policy, a related person transaction requires the approval or ratification of the Audit Committee (or of the Chair of the Audit Committee in those situations in which the legal department, in consultation with the CEO or the Chief Financial Officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting for approval or ratification). Prior to approving or ratifying any transaction, the Audit Committee (or, if applicable, the Chair of the Audit Committee) must determine that the transaction is entered into in good faith on fair and reasonable terms to the Company after considering the relevant facts and circumstances, including, to the extent applicable, the related person’s relationship to the Company, his or her interest in the transaction and the material facts and terms of the transaction. No related person may participate in the review of a transaction in which he or she may have an interest.

Transactions with Related Persons

Bank of Montreal Holding, Inc.

In October 2016, we repurchased 1,727,746 shares of our Common Stock from Bank of Montreal Holding, Inc. (“BMO”) at a price per share of $93.50 or an aggregate price of approximately $161.5 million. Prior to the repurchase, BMO held approximately 22.7 % of our Common Stock and, in accordance with our 2008 Investment and Contribution Agreement, had the right to designate one director nominee for election to our Board. As a result of owning more than 5% of our Common Stock, BMO was considered a “related person” under our Related Person Transactions policy. In connection with the completion of the repurchase, Catherine M. Roche, who served on our Board of Directors as BMO’s Investor Designate, resigned from the Board effective immediately.

BlackRock, Inc.

BlackRock, Inc. (“BlackRock”) filed a Schedule 13G/A in January 2017 stating that it holds 10.6 % of our Common Stock. As a result of beneficially owning more than 5% of our Common Stock, BlackRock is currently considered a “related person” under our Related Person Transactions policy. Certain affiliates of BlackRock provide portfolio analytics software that we licensed in connection with the management of certain of our mutual funds. During fiscal 2016, we paid certain affiliates of BlackRock approximately $0.1 million in licensing fees in connection with this software. This licensing agreement with BlackRock was entered into in the ordinary course of business.

Shareholder Proposals

Shareholders may submit proposals for consideration at our 2018 Annual Meeting of Shareholders. To be included in the proxy statement, notice of meeting and proxy relating to the 2018 Annual Meeting of Shareholders, proposals must be received by our Corporate Secretary not later than December 4, 2017 and must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934 (including the minimum share ownership requirements under that rule).

Pursuant to our by-laws, in order for any business not included in the proxy statement to be brought before the 2018 Annual Meeting of Shareholders by a shareholder, the shareholder must be entitled to vote at that meeting and must give timely written notice of that business to our Corporate Secretary. To be timely, such notice must be received by our Corporate Secretary at our office located at 100 Pearl Street, Hartford, CT 06103, no earlier than January 20, 2018 (75 days prior to April 5, 2018, the first anniversary of the date that we first mailed or made available our proxy materials for the 2017 annual meeting) and no later than February 19, 2018 (45 days prior to April 5, 2018). In the event that our 2018 Annual Meeting of Shareholders is held more than 30 days before or more than 30 days after the anniversary of this year’s meeting date, the notice must be received not later than the close of business on the later of (i) the 90th day before such annual meeting, or (ii) the 10th day following the date on which public announcement of such annual meeting is first made by the Company. The notice submitted by a shareholder must contain the information required by our by-laws. Similarly, a shareholder wishing to submit a director nomination directly at the 2018 Annual Meeting of Shareholders must deliver written notice of such nomination within the time period described in this paragraph and must comply with the information requirements in our by-laws relating to shareholder nominations.

Shareholder and Interested Party Communications

Our Board is committed to ensuring that anyone desiring to communicate with the Board as a whole, with any committee of the Board, with our non-management or independent directors as a group, or with any specific director(s) has a convenient means of doing so. Anyone who wishes to communicate with the Board, a Committee or a specific director may do so by sending correspondence via email to corporate.secretary@virtus.com indicating the body or person(s) with whom you wish to communicate, or in writing to:

Board of Directors (or Committee or Specific Director)

Virtus Investment Partners, Inc.

c/o Corporate Secretary

100 Pearl Street

Hartford, CT 06103

The Office of the Corporate Secretary will forward your correspondence to its intended addressee promptly after receipt. Where appropriate, your correspondence will also be reviewed by the General Counsel and/or the Chief Compliance Officer.

SECURITY OWNERSHIP BY

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, to the best of our knowledge, the beneficial ownership of our Common Stock, our only outstanding class of voting securities, as of March 31, 2017, by: (i) such persons known to the Company to own beneficially more than five percent (5%) of the Company’s Common Stock; (ii) each of our current directors; (iii) the persons named in the Summary Compensation Table; and (iv) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of Common Stock that may be acquired by an individual within 60 days of March 31, 2017 pursuant to the exercise of options or the vesting of restricted stock units (“RSUs”) to be outstanding for the purpose of computing the percentage ownership of such individual but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the tables. Except as indicated in the footnotes to the tables, we believe that each beneficial owner listed has sole voting and investment power with regard to the shares beneficially owned by such person. Percentage of ownership is based on 6,989,144 shares of Common Stock outstanding on March 31, 2017.

Security Ownership of Certain Beneficial Owners

Name of Beneficial Owner & Address	Number of Shares Beneficially Owned		Percent
Vulcan Value Partners, LLC. Three Protective Center 2801 Highway 280 South, Suite 300 Birmingham, AL 35223	1,022,759	(1)	17.37%

Huber Capital Management, LLC. 2321 Rosencrans Ave., Suite 3245 El Segundo, CA 90245	633,920	(2)	10.76%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	621,471	(3)	10.6%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	512,108	(4)	8.69%

Brown Advisory Incorporated 901 South Bond Street, Suite 400 Baltimore, MD 21231	474,189	(5)	8.05%

Victory Capital Management Inc 4900 Tiedeman Rd. 4th Floor Brooklyn, OH 44144	388,389	(6)	6.59%

Dimensional Fund Advisors LP 6300 Bee Cave Road Building One Austin, TX 78746	382,500	(7)	6.5%

(1)	Based on a Schedule 13G/A filed with the SEC on February 14, 2017 by Vulcan Value Partners, LLC, Vulcan Value Partners, LLC has sole investment power with respect to 1,022,759 shares of Common Stock and sole voting power with respect to 1,001,354 shares of Common Stock.

(2)	Based on a Schedule 13G/A filed with the SEC on February 13, 2017 by Huber Capital Management, LLC. Huber Capital Management, LLC has sole investment power with respect to 633,920 shares of Common Stock and sole voting power with respect to 172,893 shares of Common Stock.

(3)	Based on a Schedule 13G/A filed with the SEC on January 17, 2017 by BlackRock, Inc. BlackRock, Inc. has sole investment power with respect to 621,471 shares of Common Stock and sole voting power with respect to 607,722 shares of Common Stock.

(4)	Based on a Schedule 13G/A filed with the SEC on February 10, 2017 by The Vanguard Group, Inc. The Vanguard Group, Inc. has sole investment power with respect to 506,116 shares of Common Stock, shared investment power with respect to 5,992 shares of Common Stock, sole voting power with respect to 5,841 shares of Common Stock and shared voting power with respect to 500 shares of Common Stock.

(5)	Based on a Schedule 13G/A filed with the SEC on February 8, 2017 by Brown Advisory Incorporated. Brown Advisory Incorporated has shared investment power with respect to 474,189 shares of Common Stock and sole voting power with respect to 470,446 shares of Common Stock.

(6)	Based on a Schedule 13G filed with the SEC on February 10, 2017 by Victory Capital Management Inc. Victory Capital Management Inc. has sole investment power with respect to 388,389 shares of Common Stock and sole voting power with respect to 377,989 shares of Common Stock.

(7)	Based on a Schedule 13G filed with the SEC on February 9, 2017 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP has sole investment power with respect to 382,500 shares of Common Stock and sole voting power with respect to 360,488 shares of Common Stock.

Security Ownership of Directors and Executive Officers

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent
George R. Aylward	172,529	(1)	2.5%
James R. Baio	12,756		*
Susan S. Fleming	11,910		*
Timothy A. Holt	23,593		*
Sheila Hooda	—		*
Melody L. Jones	2,066		*
Mark C. Treanor	24,480	(2)	*
Stephen T. Zarrilli	2,081		*
Michael A. Angerthal	48,252	(3)	*
Mark S. Flynn	7,086	(4)	*
Barry M. Mandinach	4,338	(5)	*
Francis G. Waltman	21,825	(6)	*

All directors and executive officers as a group (14 persons)	342,989	(7)	4.0%

*	Less than 1%

(1)	Includes 70 share equivalents held in the Virtus Investment Partners, Inc. Savings and Investment Plan and 42,641 shares of Common Stock underlying options that Mr. Aylward has the right to acquire as of, or within 60 days of, March 31, 2017.

(2)	Includes 20 shares of Common Stock held in a joint account with Mr. Treanor’s son. Mr. Treanor disclaims beneficial ownership of these shares.

(3)	Includes 15,867 shares of Common Stock underlying options that Mr. Angerthal has the right to acquire as of, or within 60 days of, March 31, 2017.

(4)	Includes 422 shares of Common Stock underlying options that Mr. Flynn has the right to acquire as of, or within 60 days of, March 31, 2017.

(5)	Includes 3,789 RSUs that Mr. Mandinach has the right to acquire as of, or within 60 days of, March 31, 2017.

(6)	Includes 109 share equivalents held in the Virtus Investment Partners, Inc. Savings and Investment Plan.

(7)	See footnotes (1) through (6).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of their initial holdings of Virtus securities and any subsequent transactions in Virtus securities with the SEC. Based on our review of the copies of such records and on information provided by our directors and our executive officers, we believe that all required Section 16(a) reports were timely filed during the fiscal year ended December 31, 2016.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1—ELECTION OF DIRECTORS

Our Board currently has eight members. Our certificate of incorporation provides for our Board to be divided into three classes for purposes of election, with three-year terms of office ending in successive years. At each annual meeting of shareholders, a class of directors will be elected for a three-year term and until his or her successor has been duly elected and qualified or until his or her earlier resignation, retirement, death, disqualification or removal. Our Class III directors have a term expiring at the 2017 Annual Meeting. Our Class I and Class II directors have terms expiring at the 2018 and 2019 Annual Meetings, respectively.

Mr. Treanor has been a director of the Company since it became an independent public company on January 1, 2009. Mr. Aylward has been a director of the Company since October 2008 and has also served as a director of various Company affiliates since 2005. Ms. Hooda was identified by our Governance Committee with the assistance of an external director search firm and upon the recommendation of the Governance Committee was appointed to the Board in December 2016.

Under our Corporate Governance Principles, a director is generally required to retire no later than the first annual meeting following his or her 74th birthday. Under exigent circumstances, the Board may request that the director continue to serve, provided, however, that no director shall serve beyond the first annual meeting following his or her 75th birthday.

Board Nominees

In February 2017, members of our Governance Committee evaluated the contributions and performance of George R. Aylward, Sheila Hooda and Mark C. Treanor as members of our Board and recommended to the Board that each of Messrs. Aylward and Treanor be nominated to stand for re-election and for Ms. Hooda to stand for election as a Class III director at the Annual Meeting. Our Board, having considered the recommendations of the Governance Committee, approved George R. Aylward, Sheila Hooda and Mark C. Treanor as our Class III nominees for election to the Board by the shareholders. If elected by the shareholders, Mr. Aylward, Ms. Hooda and Mr. Treanor will hold office for a three-year term expiring at the 2020 annual meeting of shareholders and until his or her successor has been duly elected and qualified, or upon his or her earlier resignation, retirement, death, disqualification or removal. Each of Mr. Aylward, Ms. Hooda and Mr. Treanor has indicated that he or she will serve if elected. We do not anticipate that any Board nominee will be unable or unwilling to stand for election, but should any such nominee be unavailable for election by reason of death or other unexpected occurrence, your proxy, to the extent permitted by applicable law, may be voted by the proxies named therein, with discretionary authority in connection with the nomination by the Board and the election of any substitute nominee. A plurality of the affirmative votes cast by shareholders present in person or represented by proxy and entitled to vote is required for the election of each such director nominee.

The Board recommends that shareholders vote “FOR” the election of its three director nominees as Class III directors of Virtus: George R. Aylward,

Sheila Hooda and Mark C. Treanor

Listed below are the names of the Board’s nominees to the Class III director seats and the incumbent directors who will be continuing in office following the Annual Meeting, together with certain biographical and business information regarding such persons and the experience and certain other factors considered in connection with the selection of such persons for membership on our Board.

Board Nominees to Class III

GEORGE R. AYLWARD (52), Class III. Mr. Aylward is President and CEO and has held those positions since January 1, 2009, when the Company became an independent public company. He has served as President of the

Company since November 6, 2006. Mr. Aylward joined Phoenix Investment Partners, Inc. (“PXP”), the majority owned asset management subsidiary of The Phoenix Companies, Inc. (“PNX”) and predecessor to the Company, in 1996. Mr. Aylward served as President, Asset Management, and Senior Executive Vice President of PNX from February 2007 to December 31, 2008 and as Executive Vice President, Asset Management, of PNX from November 6, 2006 to February 2007. Mr. Aylward served as Senior Vice President and Chief Operating Officer, Asset Management, of PNX from 2004 through 2006, and as Chief of Staff to the Chairman, President and CEO of PNX from 2002 through 2004. Mr. Aylward also served in several senior financial positions at PXP prior to 2002. Since 2006, Mr. Aylward has served as President and Trustee of the Virtus Mutual Funds, having been Executive Vice President from 2004 to 2006; President (since 2010) and Trustee (since 2012) of the Virtus Variable Insurance Trust; Director of the Virtus Global Funds, plc since 2013; Trustee and President of the Virtus Global Multi-Sector Income Fund since 2011 and the Virtus Total Return Fund Inc., since 2006; Trustee and President of the Virtus Alternative Solutions Trust, since 2013; Director of the Duff & Phelps Select Energy MLP Fund, Inc., since 2014; Chairman and Trustee of Virtus ETF Trust II, since 2015; and Director, President and CEO of the Virtus Global Dividend & Income Fund, since 2006. Mr. Aylward brings to our Board demonstrated leadership, extensive knowledge regarding the asset management and financial services industries, and superior skills as our CEO.

SHEILA HOODA (59), Class III. Ms. Hooda is the founder, CEO and president of Alpha Advisory Partners, a company that advises on strategic positioning, mergers and acquisitions, turnaround and transformation, customer-centricity and digital business models for companies in the financial and business services sectors. Prior to founding Alpha Advisory Partners in 2013, she served as the global head of strategy and business development in the Financial & Risk business group at Thomson Reuters from June 2012 to April 2013, and earlier as senior managing director in strategy, M&A and corporate development roles at TIAA from 2006 to 2012. Ms. Hooda previously was managing director, global equities in the Investment Banking Division at Credit Suisse Group and prior to this, held roles at Bankers Trust, Andersen Consulting and McKinsey & Co. She began her career at American Express Bank in India. She serves on the board of Mutual of Omaha Insurance Company and is a member of its Investment and Risk committees. Ms. Hooda brings to our Board substantial expertise and experience in the areas of corporate finance, capital markets, risk management and strategic planning.

MARK C. TREANOR (70), Class III. Mr. Treanor served as Senior Partner at the law firm of Treanor Pope & Hughes, which he founded, from 2009 until his retirement in 2013. He also serves as an executive leadership coach. Previously, he served as Senior Executive Vice President, General Counsel and Secretary of Wachovia Corporation, a bank holding company, from 2001 to August 2008, with responsibilities for legal, regulatory, corporate governance and government relations activities for all domestic and international businesses, including Evergreen Investments, Wachovia’s asset management division, and was a member of Wachovia’s Senior Risk Committee and its Operating Committee, which was responsible for overall management of Wachovia, and was Chairman of its Ethics Committee. Previously, from 1999 until 2001, he held similar responsibilities as Executive Vice President, General Counsel and Secretary of First Union Corporation, Wachovia’s predecessor, which he joined in 1998 after serving as President and Senior Partner at Treanor Pope & Hughes. Mr. Treanor served as a director of Wachovia Bank N.A. from 2001 to June 2008. Mr. Treanor has served as Chairman of the Advisory Committee to the Export-Import Bank of the United States and has served on the boards of numerous educational and charitable organizations, including the National Defense University, the United States Naval Academy (Vice-Chair), the University of Maryland School of Law, the National Defense University Foundation (Chair), the U.S. Chamber of Commerce Institute for Legal Reform, and the Board of Advisors to the University of North Carolina School of Law Center for Banking and Finance. A former Marine Corps captain and graduate of the U.S. Naval Academy, Mr. Treanor is a member of the Council on Foreign Relations. He holds a Juris Doctor degree (with honors) from the University of Maryland School of Law where he was a member of the Law Review and Order of the Coif. Mr. Treanor brings to our Board management and leadership ability and extensive knowledge of a wide array of financial, legal and operational issues facing public company financial organizations, including corporate governance, legal and regulatory compliance, leadership development and succession planning, risk assessment, mergers and acquisitions, and strategic planning. Mr. Treanor’s extensive management and leadership experience with large organizations positions him well to serve as the Chairman of our Board.

Other Current Members of the Board

JAMES R. BAIO (63), Class II. Mr. Baio was Chief Financial Officer and Executive Vice President of Capmark Financial Group, Inc., a private equity portfolio company engaged in global real estate finance, from 2006 until his retirement in 2007. Prior to that time, from 1989 to 2006, he held various positions at Franklin Resources, Inc., a publicly traded global investment management organization known as Franklin Templeton Investments. He served as Chief Financial Officer, Treasurer and Executive Vice President from 2003 to 2006, Chief Administrative Officer from 2000 to 2003, Senior Vice President and Treasurer, Templeton Mutual Funds and Mutual Series Mutual Funds from 1994 to 2000, and Senior Vice President and Risk Manager from 1989 to 1994. Prior to that, he was Senior Manager, Audit and Tax at Ernst & Young, a professional services organization, from 1977 to 1989. Mr. Baio is licensed as a certified public accountant (inactive since 2008). Mr. Baio brings to our Board substantial experience in financial and accounting matters concerning asset management organizations and overall familiarity with the investment management industry. Furthermore, Mr. Baio’s extensive financial, accounting and auditing experience positions him well to serve as a member of our Board and Audit Committee.

SUSAN S. FLEMING (47), Class II. Dr. Fleming has been a consultant and Senior Lecturer of management and entrepreneurship at Cornell University since 2009. She is a Governance Fellow with the National Association of Corporate Directors. Dr. Fleming worked at Capital Z Financial Services, a private equity firm, as a Principal from 1998 to 2001 and as Partner from 2001 to 2003. She was Vice President at Insurance Partners Advisors, LP, a private equity firm, from 1994 to 2003 and held various positions at Morgan Stanley and Company from 1992 to 1994. Dr. Fleming’s prior directorships include Endurance Specialty Holdings, Ltd., a global insurance provider, where she served from May 2011 to March 2017, Universal American Financial Corp., a family of specialty healthcare companies, from July 1999 to December 2003, PXRE Group, Ltd., a property reinsurer, from April 2002 to April 2005, Ceres Group, Inc., an insurance and annuity products provider, from February 2000 to August 2006, and Quanta Capital Holdings, Ltd., a specialty insurance and reinsurance holding company, from July 2006 to October 2008. With her years of experience in investment banking, private equity, consulting and education, Dr. Fleming brings to our Board demonstrated leadership and experience with a wide array of corporate finance, mergers and acquisitions, and operational matters. Dr. Fleming’s experience in corporate finance and organizational leadership also positions her well to serve as a member of our Board and Chair of our Risk and Finance Committee.

TIMOTHY A. HOLT (64), Class I. Mr. Holt held various senior management positions with Aetna, Inc., a managed healthcare company, until his retirement in 2008. He was Senior Vice President and Chief Investment Officer from 1999 to 2008, Vice President and Chief Investment Officer from 1997 to 1999, Chief Enterprise Risk Officer from 2004 to 2007, Senior Vice President and Chief Financial Officer of Aetna Retirement Services from 1996 to 1997, Vice President of Portfolio Management Group from 1992 to 1995, Vice President of Aetna Portfolio Management from 1991 to 1992, Vice President, Finance and Treasurer from 1989 to 1991, Vice President of Public Bonds from 1987 to 1989, Property/Casualty Portfolio Manager from 1983 to 1987, Investment Officer from 1981 to 1982 and Investment Officer/Analyst from 1977 to 1981. He was a member of Aetna’s Executive Committee from 2003 until his retirement in 2008. Mr. Holt served as a consultant to Aetna during 2008 and 2009. Since 2012, Mr. Holt has served as a director of MGIC Investment Corporation, a provider of private mortgage insurance in the U.S. where he is Chairman of the Securities Investment Committee, and from January 2014 to February 2017 as a director of StanCorp Financial Group, which was a publicly traded insurance products company until it was acquired in March 2016. With his broad management, financial and investment experience at Aetna, Mr. Holt brings to our Board leadership and knowledge regarding the financial and investment industries, risk management, corporate governance and financial and corporate operational matters. Mr. Holt received his M.B.A. from the Tuck School of Business at Dartmouth, and he has been designated as a chartered financial analyst from the CFA Institute, a global association of investment professionals headquartered in the United States. Mr. Holt’s extensive management and investment experience positions him well to serve as a member of our Board and Chair of our Governance Committee.

MELODY L. JONES (57), Class I. Ms. Jones serves as the Chief Administrative Officer for CEB, a best practice insight and technology company. She joined the firm in December 2005, and served as the Chief Human Resources Officer until February 2012. In her current role, Ms. Jones has global responsibility for Human Resources, Information Technology, Legal and Compliance, Communications, Philanthropy, and the member Events department. She managed the Professional Services practice from 2010-2012, and the firm’s product development function from 2013-2015. Prior to assuming her current position, Ms. Jones served from 2002 to 2005 as the global head of Human Resources for T. Rowe Price, a global investment management firm. Prior to joining T. Rowe Price, Ms. Jones spent eight years at Aon Corporation, a global insurance brokerage and consulting company, serving from 1998-2002 as the Chief Human Resources Officer (“CHRO”). She joined Aon in 1994, as head of the Midwestern Regional Office of Aon Consulting. In 1996, she assumed responsibility for the HR Strategy and Technology consulting practice, and managed this global practice until assuming her role as CHRO for the corporation. Ms. Jones also served as a senior consultant with Organizational Dynamics, Inc., an international management training and consulting company, and held several leadership positions across a six-year tenure with Citicorp Mortgage. Her management and leadership experience position her well to serve as a member of our Board and Chair of our Compensation Committee.

STEPHEN T. ZARRILLI (56), Class I. Mr. Zarrilli has been President and CEO of Safeguard Scientifics, a company that provides growth capital for entrepreneurial healthcare and technology companies, since 2012 and has served as CEO and Chief Financial Officer of both publicly traded and privately-held, venture-backed companies. He joined Safeguard Scientifics in 2008 as Senior Vice President, Chief Financial Officer and Chief Administrative Officer. Previously he was the Chairman and CEO of Penn Valley Group, a management advisory firm that he founded, and earlier was CFO at Fiberlink Communications Corp., a security software company; CEO of Concellera, a document management software company; and CEO of US Interactive Inc., a digital marketing firm. He began his career at Deloitte LLP. From 2004 to 2015, Mr. Zarrilli served as a Director of Nutrisystem, Inc., a publicly traded weight loss products company. Mr. Zarrilli’s demonstrated leadership experience along with his substantial experience and expertise in accounting and auditing matters positions him well to serve as a member of our Board and Chair of our Audit Committee.

ITEM 2—RATIFICATION OF THE APPOINTMENT OF

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the current fiscal year ending December 31, 2017. PricewaterhouseCoopers LLP has audited our consolidated financial statements for the fiscal year ended December 31, 2016 and performed other services as described under “Fees Paid to the Independent Registered Public Accounting Firm” below.

We are submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate governance. If the appointment is not ratified by the shareholders of the Company, the Audit Committee may reconsider the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time it determines that a change would be in the best interests of the Company and our shareholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

A majority of the votes represented at the Annual Meeting, in person or by proxy and entitled to vote, is required to ratify the appointment of PricewaterhouseCoopers LLP.

The Board recommends a vote “FOR” the ratification of the appointment of

PricewaterhouseCoopers LLP

as our independent registered public accounting firm

for the fiscal year ending December 31, 2017

Fees Paid to the Independent Registered Public Accounting Firm

The following table provides detail about fees for professional services rendered by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2016 and December 31, 2015.

	2016	2015
Audit Fees (1)	$1,140,335	$1,034,500
Audit-Related Fees (2)	$705,266	$164,000
Tax Fees	$—	$—
All Other Fees (3)	$—	$2,000

Total Fees	$1,845,601	$1,200,500

(1)	“Audit Fees” include the audit of the Company’s consolidated financial statements included in our Forms 10-K, the provision of consents, comfort letters and reviews of our quarterly financial statements.

(2)	“Audit-Related Fees” include stand-alone audits of certain subsidiary operations of the Company and due diligence services.

(3)	“All Other Fees” include software licensing fees.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy concerning the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm to the Company. The policy requires that all services to be performed by PricewaterhouseCoopers LLP, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. Specific services provided by the independent registered public accounting firm are to be regularly reviewed in accordance with the pre-approval policy. At subsequent Audit Committee meetings, the Audit Committee receives updates on services being provided by the independent registered public accounting firm, and management may present additional services for approval. The authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chair of the Audit Committee, and any such approvals must be reported to the full Audit Committee at its next meeting. All services provided by PricewaterhouseCoopers LLP during 2016 were pre-approved by the Company’s Audit Committee in accordance with this pre-approval policy.

Report of the Audit Committee

The Audit Committee acts under a written charter adopted and approved by the Board, a copy of which may be found on the Company’s website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.” Each of the members of the Audit Committee is independent as defined under the NASDAQ listing standards and applicable law.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements and for its reporting process, including establishing and maintaining internal control over financial reporting and disclosure controls and procedures. PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, is responsible for auditing our annual financial statements and performing quarterly reviews. In fulfilling its responsibilities, the Audit Committee relies, without independent verification, on the information provided by management, the Company’s internal audit function and PwC.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2016 with management and with PwC.

The Audit Committee has discussed with PwC those matters as required by Auditing Standard No. 16 – Communications with Audit Committees. The Audit Committee also has received the written disclosures and the letter from PwC required by the applicable Public Company Accounting Oversight Board requirements for independent accountant communications with audit committees concerning auditor independence, and has discussed the independence of PwC with that firm.

Based upon the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the Securities and Exchange Commission.

Respectfully Submitted:

AUDIT COMMITTEE

Stephen T. Zarrilli (Chair)

James R. Baio

Sheila Hooda

Melody L. Jones

ITEM 3—TO APPROVE BY AN ADVISORY VOTE THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT

Pursuant to federal securities laws, we are asking our shareholders to approve, by an advisory vote, the compensation of our named executive officers, as disclosed in our Compensation Discussion and Analysis and in the tabular and accompanying narrative disclosure regarding named executive officer compensation contained in this Proxy Statement.

At the 2011 annual meeting, shareholders voted to recommend the frequency of an advisory vote on executive compensation, with a plurality of the votes cast for once every three years. Based on these results and consistent with the previous recommendation of the Board, the Board determined to hold an advisory vote on executive compensation on a triennial basis until the next required advisory vote on the frequency of future advisory votes on executive compensation. The last vote on executive compensation took place at the 2014 annual meeting, and the next vote on executive compensation of our named executive officers will take place, accordingly, at the Annual Meeting, at which time we will also ask shareholders to vote again on the frequency of conducting the advisory vote on executive compensation. The Board intends to recommend holding an advisory vote on executive compensation annually. If shareholders approve the proposal, the next advisory vote on executive compensation will be held at our 2018 annual meeting.

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, our executive compensation program is structured to reward superior Company performance and is designed to:

•	Attract and retain high-caliber leadership;

•	Support a high-performance environment by linking compensation to Company, functional and individual achievements; and

•	Align our executives’ interests with those of our shareholders.

During fiscal 2016, our management team continued to execute our long-term business plan and create significant value for our shareholders. Financial and business highlights in the last fiscal year included the following:

•	Operating income was $50.8 million, with a related margin of 16%, while operating income, as adjusted, was $70.4 million with a related margin of 28%.

•	Net income attributable to common shareholders was $48.5 million or $6.20 per diluted share. Net income attributable to common shareholders, as adjusted, was $44.3 million or $5.66 per diluted share.[1]

•	Total sales were $10.9 billion and total net flows were $(4.7) billion.

•	Assets under management were $45.4 billion at December 31, 2016.

In considering their vote, we urge shareholders to review the information on the Company’s compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis as well as the discussion regarding the Compensation Committee as set forth in this Proxy Statement.

For the reasons discussed above, the Board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the related materials disclosed in this Proxy Statement, is hereby APPROVED.”

[1]	The referenced non-GAAP measures are described and reconciled to GAAP reported amounts on Appendix A to this Proxy Statement.

Because your vote is advisory, it will not be binding upon or overrule any decisions of the Compensation Committee or the Board, nor will it create any additional fiduciary duty on the part of the Compensation Committee or the Board. This advisory vote also does not seek to have the Board or Compensation Committee take any specific action. However, the Board and the Compensation Committee value the view expressed by our shareholders in their vote on this proposal and will take into account the outcome of the vote when considering executive compensation matters in the future. In considering the outcome of this advisory vote, the Board and the Compensation Committee will review and consider all shares voted in favor of the proposal and not in favor of the proposal. A majority of the votes represented at the Annual Meeting, in person or by proxy and entitled to vote, is required to approve, on an advisory basis, this proposal.

The Board recommends a vote “FOR” the approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

ITEM 4—ADVISORY VOTE ON THE FREQUENCY

OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

We are asking our shareholders to cast an advisory vote regarding how frequently the Company should conduct the type of advisory vote on executive compensation set forth above under “Item 3 – Advisory Vote on Executive Compensation.”

Specifically, in this advisory vote we are asking shareholders to indicate whether the Company should conduct an advisory vote on the compensation of our named executive officers once every year, once every two years, or once every three years (i.e., on an annual, biennial or triennial basis). Alternatively, shareholders may abstain from casting a vote on this matter.

The Company has determined that it is appropriate at this time to hold an advisory vote on executive compensation on an annual basis. An annual advisory vote allows shareholders to provide – more frequent input on the Company’s compensation philosophy, policies and practices as disclosed in the Proxy Statement. We disclose our executive compensation to shareholders every year in our proxy statement – therefore an annual advisory vote can provide timely feedback to us and the Compensation Committee, which is responsible for designing our compensation structures. In addition, an annual advisory vote to approve executive compensation is consistent with the Company’s policy of facilitating communications of shareholders with the Board and its various committees, including the Compensation Committee.

For these reasons, the Board of Directors recommends that you vote for “ONE YEAR” on the following proposal:

•	“RESOLVED, that the shareholders advise the Company to include an advisory vote on the compensation of the Company’s named executive officers:

•	every year;

•	every two years; or

•	every three years.”

This vote is advisory and will not be binding upon the Company or the Board. Notwithstanding the advisory nature of the vote, the Board of Directors intends to review and consider the voting results when determining how often we submit an advisory vote on executive compensation to shareholders.

The Board recommends that you vote “EVERY YEAR” with respect to how frequently a non-binding shareholder vote to approve the compensation of our named executive officers should occur.

EXECUTIVE OFFICERS

Executive Officers

The following table sets forth certain information regarding the executive officers of the Company as of April 1, 2017:

Name	Age	Position
George R. Aylward	52	President, Chief Executive Officer and Director
Michael A. Angerthal	49	Executive Vice President, Chief Financial Officer and Treasurer
W. Patrick Bradley	45	Executive Vice President, Fund Services
Mark S. Flynn	62	Executive Vice President, General Counsel and Corporate Secretary
Barry M. Mandinach	60	Executive Vice President, Head of Distribution
Mardelle W. Peña	64	Executive Vice President, Human Resources
Francis G. Waltman	54	Executive Vice President, Product Management

As Mr. Aylward also serves as a director of the Company, his information is presented above in this Proxy Statement under the heading “Item 1 – Election of Directors – Board Nominees to Class III.”

Mr. Angerthal is Executive Vice President, Chief Financial Officer and Treasurer and has held those positions since January 1, 2009 when the Company became an independent public company. He also serves as our principal accounting officer. Mr. Angerthal joined Phoenix Investment Partners, Inc., the predecessor to the Company, as Senior Vice President, Chief Financial Officer in 2008. Prior to joining the Company, Mr. Angerthal had been the Chief Financial Officer of CBRE Realty Finance, a publicly traded commercial real estate specialty finance company, from 2005 to 2008. Previously, he held several positions with GE Corporation, a diversified technology, media and financial services company, including Manager, Financial Planning & Analysis of GE Real Estate from 2002 to 2005; Staff Analyst, Investor Relations of GE Capital Corp. from 1999 to 2002; and Director, Finance of NBC from 1996 to 1999. Prior to GE, he was a manager of business assurance in the audit practice of Coopers & Lybrand in New York. Mr. Angerthal is a Certified Public Accountant and earned an MBA from Columbia Business School and holds an undergraduate degree in accounting from Pace University in New York.

Mr. Bradley is Executive Vice President, Fund Services. He has served as the Chief Financial Officer and Treasurer of the Virtus Mutual Funds since 2006 and manages all operational and financial matters for the fund family. He is also Chief Financial Officer and Treasurer of the Virtus Variable Insurance Trust, Virtus Alternative Solutions Trust, Virtus Global Multi-Sector Income Fund, Duff & Phelps Select Energy MLP Fund, Inc., Virtus Total Return Fund, and Virtus Global Dividend & Income Fund Inc. He chairs the Valuation Committee of each of the foregoing funds, and Mr. Bradley has served as a Director of Virtus Global Funds, plc since 2013. Prior to joining Virtus Investment Partners in 2004, Mr. Bradley was an assurance and advisory senior manager with Deloitte where he worked in both the United States and Australia. He consulted and serviced Fortune 500 companies and a top-tier private equity firm. He is a Certified Public Accountant and a member of the Investment Company Institute Accounting and Treasurer’s Committee.

Mr. Flynn has served as Executive Vice President, General Counsel, and Corporate Secretary since February 2011 and as Chief Compliance Officer from 2011 to 2013. Prior to joining the Company, Mr. Flynn served as Chief Legal Officer and Corporate Secretary for iBasis, Inc., an international wholesale telecom carrier, from 2007 until 2011. From 2001 to 2006 he served as Vice President, General Counsel and Secretary for Imagistics International Inc., which marketed, sold and serviced document imaging equipment. Earlier, Mr. Flynn was a partner in the Business Practice Group of Wiggin & Dana, LLP, where he focused on business transactions and general corporate representation. He has also served in senior legal counsel positions at public and private companies in the chemicals and health care industries, including as senior deputy general counsel of Olin Corp., a diversified chemicals and materials company. Mr. Flynn holds a Juris Doctor from Fordham University School of Law and is a member of the American Bar Association, the Association of Corporate Counsel, the Society of Corporate Secretaries and Governance Professionals, and the National Association of Corporate Directors.

Mr. Mandinach is Executive Vice President, Head of Distribution. Mr. Mandinach has more than 30 years of experience in the investment management industry, primarily in retail product sales, marketing, and sales leadership. Prior to joining Virtus in 2014, he was at UBS Global Asset Management (U.S.), a global investment services firm for twelve years, most recently as head of wholesale distribution and chief marketing officer, as well as a board member of the PACE Select Funds. From 1999 to 2001, Mr. Mandinach was the chief sales and marketing officer at Phoenix Investment Partners (PXP), the predecessor to Virtus. Prior to PXP, he was a partner and co-founder, with Martin Zweig and Eugene Glaser, of the Zweig Mutual Funds, which were acquired by PXP in 1999. He began his investment industry career in 1981 at Drexel Burnham Lambert, an investment banking firm, holding sales and product management roles over eight years.

Ms. Peña is Executive Vice President, Human Resources. Ms. Peña joined the Company in 2010 from The Hartford Financial Services Group, a financial services company, where she was Vice President of Human Resources supporting the property and casualty insurance business segments. Prior to joining The Hartford in 2001, she was Senior Vice President and Chief Human Resources officer at ADVO, a direct marketing company. Ms. Peña graduated from the University of Houston with a B.A. in industrial psychology and personnel management and later earned a master’s degree in human resources management from Houston Baptist University.

Mr. Waltman is Executive Vice President, Product Management, a position he has held since January 2009. He currently serves as Executive Vice President for numerous trusts and mutual funds sponsored by the Company. Since 2013, Mr. Waltman has served as a director of Virtus Global Funds, plc. Mr. Waltman first joined the Company, then known as PXP, in August 1990 and has held a number of senior positions including Senior Vice President of Product Management and Development from July 2008 to December 2008; Senior Vice President, Product Development and Management, from February 2006 to December 2007; Vice President, Product Development and Management, from January 2005 to February 2006; and Chief Administrative Officer from August 2003 to December 2004. From January 2008 to July 2008, Mr. Waltman was Vice President, Head of Investment Product at Prudential Retirement, a business unit of Prudential Financial, Inc., a global life insurer and asset management company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Introduction

We rely on a highly qualified and experienced management team that is focused on achieving profitable and sustainable financial results, delivering strong investment performance, and expanding our offerings of attractive products in order to create long-term value for shareholders.

Our executive compensation program is designed to align the interests of executives with shareholders and clients, consistent with a pay-for-performance philosophy, and help us attract and retain top-performing executives. The program focuses on achievement of specific performance measures, including company profitability, sales, and net flows, and also reinforces the importance of activities that contribute to building the long-term value of the Company.

Compensation Objectives and Philosophy

Our executive compensation programs are structured to promote our business objectives by:

•	Attracting and retaining high-caliber leadership;

•	Linking compensation to company, functional and individual achievements; and

•	Aligning our executives’ interests with those of our shareholders.

Our executive compensation philosophy is based on the following principles:

•	Performance should be the primary driver of compensation decisions;

•	A substantial percentage of compensation opportunity should be at risk for the executives who bear higher levels of responsibility for performance;

•

A weighting toward performance-based variable “at risk” compensation should lead to higher incentive compensation, if superior performance is achieved, and much lower or no incentive compensation if performance goals are not met; and

•	Compensation levels should reflect the executive’s role in achieving our financial and strategic objectives.

Compensation opportunity may change when specific factors warrant making adjustments including any of the following: job responsibilities, the competitive market, the Company’s relative positioning compared to competitors in the asset management industry or other relevant factors.

Determination of Executive Compensation

The determination for the named executive officers (NEOs) compensation reflects our pay-for–performance philosophy. When assessing, approving and recommending the incentive awards for our NEOs, the Compensation Committee considered the Company’s financial and operating performance, on both a relative and absolute basis, progress toward the attainment of longer-term strategic priorities, competitive market data, actual prior-year compensation, demonstration of leadership values, shareholder engagement, and the individual performance of the five NEOs:

•	George R. Aylward, President and Chief Executive Officer;

•	Michael A. Angerthal, Executive Vice President and Chief Financial Officer;

•	Barry M. Mandinach, Executive Vice President, Head of Distribution;

•	Francis G. Waltman, Executive Vice President, Product Management; and

•	Mark S. Flynn, Executive Vice President, General Counsel and Corporate Secretary.

2016 Highlights

The overall performance of the Company, a summary of which is included below, is the primary driver of NEO compensation, supplemented by consideration of each NEO’s individual performance and accomplishments.

Operating and Financial Results

•	Operating income, as adjusted, was $70.4 million with a related margin of 28%. Operating income, the comparable GAAP metric, was $50.8 million with a related margin of 16%.

•	Net income attributable to common shareholders, as adjusted, was $44.3 million or $5.66 per diluted share. Net income attributable to common shareholders was $48.5 million or $6.20 per diluted share.[2]

•	Total sales were $10.9 billion and total net flows were $(4.7) billion.

•	Assets under management were $45.4 billion at December 31, 2016.

Strategic Activities

The Company has established strategic priorities – including pursuing select growth opportunities, diversifying our product offerings and client base, providing clients with strong long-term investment performance, and appropriately managing capital – to enhance our focus on meeting client and shareholder needs and execute on our long-term business strategy.

•	Growth Opportunities

Identifying, evaluating, and incorporating new investment capabilities into our multi-manager, multi-strategy model is a key component of the Company’s long-term strategy. In the fourth quarter of 2016, the Company entered into an agreement to acquire RidgeWorth Investments, a multi-boutique asset manager with approximately $40 billion in assets under management (as of December 31, 2016). This transformative transaction will enhance and expand Virtus’ distribution; diversify investment capabilities; increase scale and provide for greater profitability potential; and expand growth opportunities. The transaction is expected to close in the first half of 2017.

•	Diversification

Diversification of investment strategies, product types, sales and distribution channels is an important element in the Company’s business strategy. Sales from institutional and separately managed account clients have grown as a percentage of total sales over the past three years, and, with the addition of exchange traded funds in 2015, have diversified our product offerings. In 2016, total sales of $10.9 billion comprised $7.1 billion in open-end mutual funds, $1.8 billion in separately managed accounts, $1.7 billion in institutional accounts, and $0.4 billion in exchange traded funds (ETFs).

[2]	The referenced non-GAAP measures are described and reconciled to GAAP reported amounts on Appendix A to this Proxy Statement.

•	Investment Performance

•	Capital Management

After review and discussion of the Company’s operating and financial performance, with a particular focus on the decline of operating income, as adjusted, but with consideration of the accomplishments of the key strategic priorities, the Compensation Committee’s determination of executive annual incentive awards for the CEO and NEOs resulted in a reduction of approximately 6% on average from the prior year.

Executive Compensation Practices and Policies

What We Do		What We Don’t Do

✓	Link executive pay to Company performance through our annual and long-term incentive plans	×	No single-trigger change-in-control provisions

✓	Balance compensation among cash and equity and fixed and variable pay	×	No employment agreements for our NEOs

✓	Compare executive compensation and Company performance to relevant peer group companies	×	No aspect of the pay policies or practices pose material adverse risk to the Company

✓	Require executives to meet minimum stock ownership requirements	×	No repricing of underwater stock options

✓	Maintain a compensation clawback policy

✓	Impose caps on annual incentive awards

✓	Prohibit hedging of Virtus equity holdings

✓	Solicit say-on-pay votes annually

[3]	For additional information regarding investment performance, see Appendix B to this Proxy Statement.

Shareholder Communications on Executive Compensation

Shareholder Outreach

The Company is committed to engaging with shareholders on matters of importance, including executive compensation, and has in place a program to engage in regular interaction with shareholders throughout the year. This process provides shareholders with the opportunity to raise issues and concerns directly with the Company’s management. Through in-person meetings, telephone conversations and investor conferences, the CEO and CFO spoke with more than 50 institutional investors during 2016, including shareholders representing 65% of outstanding shares.

Say On Pay

Through the formal “Say On Pay” process, our shareholders provide input to the Company on the topic of executive compensation. Our last advisory vote relating to the compensation of our NEOs occurred at the 2014 Annual Meeting of Shareholders. At that meeting, shareholders indicated strong support of our executive compensation programs, with approximately 98% of the votes cast approving the “Say On Pay” proposal. The Company believes this strong support demonstrates shareholders’ satisfaction with the alignment of the NEOs’ compensation with the Company’s performance.

In 2011, shareholders voted in favor of holding an advisory vote on executive compensation once every three years. However, the Company has determined that, at this time, it is appropriate to hold an advisory vote on executive compensation on an annual basis. In reaching this conclusion, the Company considered that an annual advisory vote would allow shareholders to provide more frequent input on the Company’s compensation philosophy, policies and practices, as disclosed in the proxy statement, and give the Compensation Committee an opportunity to evaluate its compensation decisions taking into account the timely feedback provided by shareholders. In addition, an annual advisory vote to approve executive compensation is consistent with the Company’s philosophy of facilitating communications with shareholders.

Compensation-Setting Process

The Role of the Compensation Committee

The Compensation Committee reviews and approves any changes to executive base salary and sets annual and long-term incentive compensation opportunities, including maximums, for our executive officers. The Compensation Committee reviews and considers performance against pre-established Company goals and objectives in the determination of compensation levels for our executive officers, including our Chief Executive Officer. The Compensation Committee recommends incentive compensation awards for our Chief Executive Officer to the independent members of the Board for approval and, with the assistance of our Chief Executive Officer, reviews and approves the incentive compensation awards for the Company’s executive officers. The Compensation Committee also reviews and approves the granting of equity-based compensation to our executive officers, including our Chief Executive Officer, and to other employees of the Company and its subsidiaries.

The Role of Management

Management plays a meaningful role in the compensation-setting process. Our CEO and our senior Human Resources executive attend Compensation Committee meetings and assist the Committee in establishing and maintaining compensation programs. Management’s role includes:

•	Providing analyses and supporting information, including third-party survey and proxy information;

•	Making recommendations on compensation levels for executives;

•	Recommending performance objectives for our annual and long-term compensation programs;

•	Discussing compensation matters as they affect particular executives; and

•	Implementing Compensation Committee decisions regarding the plans and programs.

Our CEO evaluates each executive’s financial, operational and business results, accomplishments, and contributions, and makes recommendations to the Committee regarding all elements of compensation. Our CEO does not participate in the Compensation Committee’s deliberation, nor make a recommendation, regarding his own compensation.

The Use of Compensation Consultants

The Compensation Committee has engaged Mercer, a leading human resources consulting firm, as its independent consultant to provide it with advice and to avoid any conflicts of interest. Mercer attends regularly scheduled meetings of the Committee and provides counsel, objective analysis on the Company’s executive compensation program and practices, and additional competitive data for the Committee’s consideration. In addition, Mercer assists in assessing the compensation incentive risk of the Company and provides ongoing reviews as new compensation plans are developed and existing plans are modified. Mercer believes that the Company’s incentive plans have an appropriate balance between performance incentives and risk mitigation. Mercer and its affiliates do not provide any other consulting services to the Company. Refer to “The Role of the Compensation Committee” section earlier in this Proxy Statement for additional information related to factors considered in retaining an independent compensation consultant.

Management retains Compensation and Benefits Solutions, LLC, an executive compensation consulting firm, to provide support with respect to the Company’s executive compensation programs and practices including recommendations for executive compensation.

The Use of Market Data

Management obtains and uses third-party survey data from McLagan, a leading performance/reward consulting and benchmarking firm in the financial services industry, as a market reference for its executive compensation. Our executive positions are compared against survey data based on what we determine to be positions and responsibilities of similar size, scope and complexity at firms we compete with in our industry.

In addition, the Company reviews and generally considers compensation data of other publicly traded traditional asset management companies. Companies are selected for our executive compensation comparator peer group based on the following considerations:

•	Are publicly traded traditional asset managers;

•	Share important business and organizational attributes with Virtus; and

•	Compete with us for a broad range of industry talent.

As the Company must compete with other asset management companies for executive talent and must attract and retain critical executive talent with industry-specific skills and experience, comparative data is useful and appropriate in establishing competitive compensation levels for these executives. The Compensation Committee uses this information as a “market check” and as only one factor for evaluating compensation levels.

Company	AUM (12/31/16) ($B)	Market Cap (12/31/16) ($M)
Eaton Vance *	364	4,777
OM Asset Management	240	1,735
Janus Capital Group	197	2,403
Artisan Partners Asset Management	97	2,405
Waddell & Reed Financial	81	1,616
Cohen & Steers	57	1,564
GAMCO Investors	40	939
Wisdom Tree Investments	41	1,510
Manning & Napier	32	641
Pzena Investment Management	30	765
Calamos Asset Management	20	643

75th percentile	147	2,069
Median	57	1,564
25th percentile	36	852
Virtus Investment Partners	45	695

*	AUM as of 1/31/2017

Elements of Executive Compensation

Our executive compensation program consists of base salary, annual incentive, and long-term incentives. We believe the majority of executive compensation should be at-risk and, as a result, should come from performance-based pay. The proportion of at-risk compensation, as well as the balance of incentive opportunity mix between annual and long-term incentive opportunity, is determined by each executive’s role and responsibilities as compared to market data. A description and the objective of each of our compensation elements applicable to our executives are summarized in the following table:

Compensation Element	Description	Objective
Base Salary

A fixed rate of pay to compensate employees primarily for their knowledge and experience and for fulfilling their basic job responsibilities.

Base salary is determined by scope of responsibility and position, performance history, internal parity and relative comparison to salaries of persons holding similar positions when measured against market surveys.

Attract, motivate and retain high-caliber talent.

Annual Incentive	Annual incentive compensation is intended to promote and reward the achievement of annual performance objectives. Awards are primarily in the form of cash.	Link compensation to annual performance goals and results. Attract, motivate and retain high-caliber talent. Align the interests of employees and shareholders.

Long-Term Incentive	Long-term incentive compensation is intended to align executives with our shareholders by promoting and rewarding the achievement of the Company’s longer-term performance objectives.	Link compensation to long-term performance results. Attract, motivate, and retain high-caliber leadership.

	Awards are primarily in the form of equity.	Align the interests of executives and shareholders.

CEO and NEO Compensation Mix

The charts below reflect the mix of 2016 compensation consisting of base salary, annual incentive, and long-term incentives at grant value for the CEO and the NEOs, showing that 91% of the CEO pay and 81% of the NEO pay was in the form of variable pay.

2016 Executive Compensation

Base Salary

Base salaries for executives are reviewed annually, taking into consideration competitive market levels, mix of pay, and the performance of the specific executive. Adjustments, if any, are approved by the Compensation Committee, and, with regard to our CEO, the Board, and typically occur in the first quarter of the year. No base salary changes were made in 2016, as all of the NEO’s base salaries were found to be fully market-competitive.

Annual Incentive

Annual incentive payments to our NEOs are intended to provide awards for performance and to be the primary component of total compensation, in accordance with our pay-for-performance philosophy and compensation objectives. NEOs are eligible for annual incentives, pursuant to an annual incentive plan, that are based on Company results and individual contributions as noted below:

•	A maximum amount available for the annual incentives is funded as a percent of operating income, as adjusted, based on Company results; and

•	Individual assessments of performance goals and achievements are used to determine individual payouts up to a pre-defined maximum payout for each NEO.

How annual incentives are funded

In order to provide a strong linkage between pay and performance, the annual incentives are funded as a percentage of operating income, as adjusted, excluding all variable compensation4 (the “operating income measure”). The annual incentive plan (AIP) funding was established at a maximum of 11.8% of the operating income measure. The funding percentage used for 2016 was primarily determined by two metrics: (i) net income, as adjusted, excluding AIP awards, compared to the level set in relation to the Company’s financial plan; and (ii) open-end mutual fund gross sales rates, relative to industry peers. Additional secondary performance criteria were also included in the review by the Compensation Committee to ensure that the actual funding amount adequately reflected overall Company performance. Based on the overall assessment of the Company’s performance in 2016, the Committee determined results indicated a final funding percentage of 10.0% of the operating income measure. The decline in operating income, as adjusted, resulted in lower overall compensation opportunities than in 2015, reflective of the overall pay-for-performance philosophy.

How individual awards are determined

Once the funding was established, the Compensation Committee determined the individual awards paid to the NEOs by considering a number of factors including the following:

•	The Company’s results with respect to the annual financial and strategic plans as well as activities related to advancing strategic priorities;

•

The individual performance of each NEO, considering achievement of business area objectives for their respective areas of functional responsibility and their individual contributions to the Company’s results (see additional detail included in the CEO Compensation and NEO Compensation sections below);

•	A market check of annual incentive and total compensation for similar executives in similar companies, taking into account the Company’s performance as compared to such other companies; and

•	A maximum amount established as a percentage of operating income, as adjusted, excluding all variable compensation and approved by the Compensation Committee for each NEO.

[4]	Operating income, as adjusted, excluding all variable compensation excludes the AIP awards, affiliate-based incentives, long-term incentives, sales-based incentives, and other variable pay programs, referred to as the operating income measure.

The maximum amounts were established for each of the NEOs as shown in the table below and are not intended to be targets. In addition, no event can result in any payout being in excess of the shareholder-approved per person maximum of $10 million. The actual individual awards for each NEO are included in the Summary Compensation table under the column heading “Non-Equity Incentive Plan Compensation.” The maximum award levels for each NEO are included in the Grants of Plan-Based Awards in Fiscal Year 2016 table under the column heading “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.”

Named Executive Officer	Maximum payout as a % of Operating Income, as Adjusted, excluding all variable compensation
George R. Aylward	5%
Michael A. Angerthal	2%
Barry M. Mandinach	3%
Francis G. Waltman	2%
Mark S. Flynn	2%

Long-Term Incentive

Long-term incentives, primarily in the form of equity, are intended to align the interests of executives with those of our shareholders by promoting and rewarding the achievement of the Company’s long-term performance objectives, while attracting, motivating and retaining high-caliber leadership. The Company believes that it is critical that a portion of NEO compensation is reflective of performance for periods longer than one year.

In March 2016, the Compensation Committee, with the recommendation of management and with input from Mercer, approved the 2016 Long-term Incentive Plan (“LTIP”) pursuant to which our NEOs are granted equity awards equally divided between performance share units (“PSUs”) and time-vested restricted stock units (“RSUs”). The plan was modified from prior plans to add a time-vested only element, reflected by the granting of RSUs, in order to increase the effectiveness of the retention purpose of this plan and to align with standard industry practice.

The metrics used to determine the performance adjusted value of the PSUs, equally weighted, are (i) total shareholder return ranking measured over a three-year performance period and (ii) relative growth in operating income, as adjusted, measured over a one-year performance period, both of which are described below. The resulting performance-adjusted awards cliff vest on March 15, 2019, provided that the participant is then employed by the Company. Participants are eligible to earn between 0% and 200% of the number of PSUs granted based on achievement of performance against targeted goals. For performance above Threshold (0%), but below Maximum (200%), the number earned is adjusted ratably.

The dollar amounts established for each NEO’s grant were determined based on responsibilities of the individual, market level competitive positioning for similar roles, Company positioning relative to the market, and other relevant factors. The number of units granted was calculated by dividing the dollar amount for each participant by the Company’s share price on March 15, 2016, the date of the grants. The “Target” number of units, as well as the corresponding “Threshold” and “Maximum” for each NEO are included in the Grants of Plan-Based Awards in Fiscal Year 2016 table below under the column heading “Estimated Future Payouts Under Equity Incentive Plan Awards.”

The PSU performance measures established under the 2016 LTIP were:

Measure	Performance Goals	Actual Performance
Three-year Shareholder Return ranking[5]	Target performance was set at the 50th percentile relative to the set of companies utilized for comparative financial results with threshold and maximum amounts set at the 75th percentile and 25th percentile, respectively.	This is a three-year performance goal; therefore the performance period does not end until December 31, 2018.

One-Year Growth in Operating Income, as adjusted[6]	Target performance was set at the 50th percentile relative to the set of companies utilized for comparative financial results with threshold and maximum amounts set at 75th percentile and 25th percentile, respectively.	Actual result was in the bottom quartile which resulted in a payout of 0%.

In February 2017, the Compensation Committee assessed the Company’s actual performance against the pre-established performance goal related to the metric of one-year growth in operating income, as adjusted. The resulting factor for the level of performance achieved was below threshold and, as a result, 50% of the PSUs granted to each participant were determined to have a $0 value. The performance measure for the remaining 50% of the PSUs is the three-year shareholder return ranking as of December 31, 2018. The Compensation Committee will certify actual performance results for this portion of the original PSUs in February 2019. See the LTIP Performance Adjustment Summary below. The number of RSUs earned by each NEO, subject to the further vesting requirements, is shown in the Outstanding Equity Awards at 2016 Fiscal Year-End table.

LTIP Performance Adjustment Summary

LTIP Performance Plan Measures	Weight	Total
2016 – 2018 3-year performance	25%	TBD
2016 – 2018 1-year performance	25%	0%
2015 – 2017 3-year performance	50%	TBD
2015 – 2017 1-year performance	50%	0%
2014 – 2016 3-year performance	50%	0%
2014 – 2016 1-year performance	50%	200%

NOTE: Each row represents a separate performance grant within LTIP for the years shown. The weighting of each grant is a percent of the overall LTIP award for that grant cycle.

The table below represents the value of PSUs granted to the CEO and NEOs in 2014, 2015 and 2016 for which the performance cycle has been completed.

	2014 to 2016 LTIP				2015 to 2017 LTIP		2016 to 2018 LTIP
	1 Year Measure		3 year Measure		1 Year Measure		1 Year Measure
Name	Grant Date Value ($)	Adjusted Grant Value ($)	Grant Date Value ($)	Adjusted Value ($)	Grant Date Value ($)	Adjusted Value ($)	Grant Date Value ($)	Adjusted Value ($)
George R. Aylward	1,000,000	2,000,000	1,000,000	0	1,125,000	0	562,500	0
Michael A. Angerthal	150,000	300,000	150,000	0	200,000	0	100,000	0
Barry M. Mandinach	n/a		n/a		200,000	0	100,000	0
Francis G. Waltman	150,000	300,000	150,000	0	200,000	0	100,000	0
Mark S. Flynn	75,000	150,000	75,000	0	87,500	0	43,750	0

[5]	Defined as the cumulative total return of the Company’s stock, including dividends, relative to the set of companies utilized for comparative financial results (See Appendix C to this Proxy Statement for list of companies).
[6]

Defined as the annual growth in operating income, as adjusted, relative to the set of companies utilized for comparative financial results (See Appendix C to this Proxy Statement for list of companies).

CEO Compensation

The Compensation Committee’s assessment of the CEO’s performance is based primarily on the Company’s financial and operating performance and the advancement of strategic objectives. Additionally, the Committee considers the CEO’s contribution to achievements in key non-financial objectives, as well as his leadership in providing strategic direction to all aspects of the business, including the Company’s strategic priorities, which incorporate identifying and developing long-term growth opportunities, expanding product offerings and distribution resources, and appropriately managing the Company’s capital. In addition to evaluating the performance highlights as noted above, the Committee considered some key accomplishments for 2016 including, but not limited to, the following:

•

The completion of the agreement to acquire RidgeWorth Investments, which will be a significant element of the Company’s long-term growth strategy. This transformative transaction would nearly double AUM to $85.5 billion (pro forma as of December 31, 2016); enhance and expand Virtus’ distribution; diversify investment capabilities; increase scale and provide for greater profitability potential; and expand growth opportunities. The transaction is expected to close in the first half of 2017.

•

The expansion of the Company’s investment capabilities with the introduction of new exchange-traded funds (ETFs), a collateralized loan obligation (CLO), and additional mutual funds. Virtus ETF Solutions, which became an affiliate of the Company in 2015, introduced two exchanged traded funds in 2016, including one managed by the Newfleet Asset Management affiliate. The Company completed a CLO offering that leverages the experience of Newfleet’s bank loan team. The Company also introduced 10 target date retirement income funds, primarily intended for the defined contribution market, employing Dimensional Fund Advisors as the subadviser and glide path manager.

•

A 146% increase in the return of capital to shareholders to $249.0 million in 2016 from $101.1 million in 2015. The increase from the prior year results from higher levels of repurchases, including the repurchase of 1.7 million shares of common stock from Bank of Montreal (BMO), ; a tender offer, which was undersubscribed, that repurchased more than 550,000 shares; and repurchases of 288,000 shares under the Company’s standing repurchase program. As a result of share repurchases, the Company’s common shares outstanding declined by 30% to 5.9 million at December 31, 2016 from 8.4 million at December 31, 2015.

Based on its assessment, the Compensation Committee, working with its consultant, Mercer, determined an award that would position the CEO’s total direct compensation appropriately based on the market check and commensurate with his performance. Based on Mr. Aylward’s achievements and the Company’s operating and financial performance previously described, the Compensation Committee recommended, and the independent members of the Board approved, a cash award of $3,400,000, a 6% decrease from his 2015 award. The cash award earned under the 2016 AIP is included in the Summary Compensation Table below under the column heading “Non-Equity Incentive Plan Compensation.” The Committee also recommended, and the Board approved, an equity award for Mr. Aylward with a target grant value of $2,250,000, equal to his 2015 award. As described above, 25% of this award, with a target grant value of $562,500, did not meet its performance goal therefore resulting in an award of $0. This award is included in the Summary Compensation Table under the column heading “Stock Awards.”

NEO Compensation

The CEO provided an assessment of each NEO relative to individual and functional area contributions to the Company’s overall results for the year. Assessments were made considering objectives as assigned in the annual business plan, as well as their personal leadership in connection with the completion of the RidgeWorth agreement. Their annual objectives included such elements as sales, financial results, client service, capital planning, risk management, technology, process improvements, and talent management. Described below are the individual contributions for each NEO, other than the CEO, along with the resulting awards which were approved by the Compensation Committee, with input from Mercer. The awards which resulted in both cash and equity-based equity compensation appropriate within the market and commensurate with the Company’s performance in 2016 are also included in the Summary Compensation Table below under the column heading “Non-Equity Incentive Plan Compensation” and “Stock Awards.”

Michael A. Angerthal

As Chief Financial Officer, Mr. Angerthal provides critical leadership in all areas of financial management for the Company, including treasury, accounting, tax, audit, financial planning, investor relations, financial control, capital management and certain corporate development activities. Mr. Angerthal led the efforts to establish a new $150 million unsecured credit facility and arrange for the initial financing for the proposed RidgeWorth transaction. Under his leadership in 2016, the Company significantly increased the amount of capital returned to shareholders, primarily through share repurchases, including the tender offer and the repurchase of BMO’s shares. He also provided business and financial modeling and due diligence support for the proposed RidgeWorth acquisition.

Based on Mr. Angerthal’s individual performance and achievements, and the CEO’s recommendation, the Compensation Committee approved an AIP cash award to Mr. Angerthal in the amount of $1,700,000, which represented a 3% increase from his 2015 award. He was also granted an equity award under the 2016 LTIP with a target grant value of $400,000, equal to his 2015 award. As described above, 25% of this award, with a target grant value of $100,000, did not meet its performance goal therefore resulting in an award of $0.

Barry M. Mandinach

In his role as Head of Distribution, Mr. Mandinach has overall responsibility for the Company’s sales and marketing activities. Under his leadership, open-end mutual fund net flows improved by 13% from the prior year in spite of decreased sales that were reflective of investor preferences and market trends. In his role leading the marketing and distribution of open-end mutual funds, he directed a highly focused sales and marketing program that resulted in a significant improvement in mutual fund sales and net flows during the second half of 2016 compared with the first half of the year. While mutual fund sales were down year-over-year, sales increased by 11% in the second half of 2016, primarily as a result of higher sales in equity mutual funds managed by affiliated managers, and the Company had positive mutual fund net flows in the second half of the year compared with net outflows in the first half of the year.

Based on Mr. Mandinach’s performance and achievements, and the CEO’s recommendation, the Compensation Committee approved an AIP cash award to Mr. Mandinach in the amount of $1,350,000, which represented a 13% decrease from his 2015 award. He was also granted an equity award under the 2016 LTIP with a target grant value of $400,000, equal to his 2015 award. As described above, 25% of this award, with a target grant value of $100,000, did not meet its performance goal therefore resulting in an award of $0.

Francis G. Waltman

As Head of Product Management, Mr. Waltman is responsible for oversight of investment strategies and products, including new product development and the ongoing monitoring and competitive assessment of existing products. He is also responsible for the Company’s operations and information technology areas. In 2016, he directed an assessment of investment managers and strategies that resulted in new advisers and/or subadvisers for five open-end funds and two closed-end funds; the strategic decision to close the three alternative funds; and the integration of the Euclid international equity team into Duff & Phelps. Mr. Waltman guided the expansion of the Company’s investment capabilities and the introduction of 10 target date retirement income funds that leverage the expertise of subadviser Dimensional Fund Advisors. He also directed the due diligence activities of Product Management and Information Technology that evaluated the investment capabilities and IT infrastructure of RidgeWorth Investments.

Based on Mr. Waltman’s individual performance and achievements, and the CEO’s recommendation, the Compensation Committee approved an AIP cash award to Mr. Waltman in the amount of $1,050,000, which represents a 9% decrease from his 2015 award. He was also granted an equity award under the 2016 LTIP with a target grant value of $400,000, equal to his 2015 award. As described above, 25% of this award, with a target grant value of $100,000, did not meet its performance goal therefore resulting in an award of $0.

Mark S. Flynn

As General Counsel, Mr. Flynn’s responsibilities include oversight of all legal and compliance resources, practices, and policies. In 2016, he played a critical role in directing both internal and external resources in addressing the Company’s legal and regulatory matters, including the negotiations that were related to the proposed RidgeWorth acquisition, as well as support for capital management activities, including the debt refinancing, tender offer and share repurchases. He also directed the legal review of the financing arrangements related to the proposed RidgeWorth transaction that were concluded in 2017.

Based on Mr. Flynn’s performance and achievements, and the CEO’s recommendation, the Compensation Committee approved an AIP cash award to Mr. Flynn in the amount of $405,000, which represents a 10% decrease from his 2015 award. He was also granted an equity award under the 2016 LTIP with a target grant value of $175,000, equal to his 2015 award. As described above, 25% of this award, with a target grant value of $43,750, did not meet its performance goal therefore resulting in an award of $0.

2017 Executive Compensation

Annual Incentive

In February 2017, the Compensation Committee approved the 2017 annual incentive maximum funding limits for each of the NEOs based on a percent of operating income, as adjusted, excluding variable compensation. Following the end of the year, the Compensation Committee will certify results based on the Company’s 2017 performance and determine the final awards for each of the NEOs.

Long-Term Incentive

In March of 2017, the Compensation Committee approved the 2017 LTIP, which includes awards granted 50% in PSUs and 50% in RSUs. The 2017 plan remains consistent with the 2016 plan. Following the end of the performance periods, the Compensation Committee will certify the results against the plan performance measures and determine the resulting RSU conversion factor. Results for each metric will be pro-rated between threshold and maximum performance levels.

Special Equity Award

In February 2017, the Compensation Committee approved a special one-time award to the Company’s executive officers in recognition of the significant effort and leadership that will be required in connection with the anticipated closing and integration of the RidgeWorth acquisition. The PSUs will vest in equal installments on the first and second anniversary of the grant date, subject to the closing of the RidgeWorth acquisition and the execution of integration related activities of the RidgeWorth acquisition prior to the first anniversary of the grant date.

Other Executive Compensation Features

Stock Ownership Guidelines

The Compensation Committee believes that executive officers should own a significant amount of Company stock, so that they share the same long-term investment risks and rewards as other shareholders, based on the Company’s stock performance. In January 2011, the Compensation Committee approved executive stock ownership guidelines under which the Company’s CEO, Executive Vice Presidents and Senior Vice Presidents are expected to accumulate Company stock with a value equivalent to a base salary multiple as reflected in the table below. In order for individuals to meet the guidelines, the Compensation Committee expects that 75% of the net shares (shares received, net of shares withheld for taxes) acquired under the Omnibus Incentive and Equity Plan would be held until the guideline is met. NEOs are expected to meet the ownership guidelines within five years. The Committee reviews NEO stock ownership levels annually and monitors that appropriate progress is being made toward compliance with the ownership guidelines, pursuant to the policy. As of December 31, 2016, all NEOs were in compliance with the guidelines.

Executive Officer Level	Ownership Level
Chief Executive Officer	5x Annual Salary
Executive Vice President	3x Annual Salary
Senior Vice President	1x Annual Salary

Severance and Change-in-Control Agreements

Severance

The Company provides executives, including the NEOs, with an executive severance arrangement that provides for separation pay and benefits on the condition that the departed executive does not solicit clients and employees, or take other actions that may harm the Company for specified periods following termination. Benefits are tiered based on years of service and calculated using the executive’s base salary and the average of the last two years of annual incentive payment. We believe that having pre-set terms governing an executive’s separation from service tends to reduce the time and effort needed to negotiate individual termination agreements, and promotes more uniform and fair treatment of executives. See “Termination Payments and Change-in-Control Arrangements – Executive Severance Allowance Plan.”

Change-in-Control Agreement

Mr. Aylward, our CEO, is the only executive with a change-in-control agreement, as further described under “Termination Payments and Change-in-Control Arrangements – Change-in-Control Agreement with Mr. Aylward.” During any period in which a change-in-control occurs, the agreement provides that Mr. Aylward receives benefits which are designed to ensure management continuity, preserve shareholder value, enable the CEO to focus on his responsibilities without undue distraction due to concerns related to new owners, and encourage retention. These benefits are also designed to assure that in these circumstances, the CEO will not be unduly influenced in his actions by events that could occur following a change-in-control.

Mr. Aylward’s change-in-control agreement includes a “double trigger” provision which means that, in order for Mr. Aylward to receive benefits under the agreement, there must be both a change-in-control and a termination by the Company without cause or by him for good reason within two years following the change-in-control. Under the terms of the change-in-control agreement, Mr. Aylward is entitled to a tax gross-up in the event that the aggregate value of all “excess parachute payments” as defined under the Internal Revenue Code (“Code”) Section 280G upon a change-in-control, exceeds, by 10% or more, the maximum amount which could be paid to him without him incurring an excise tax of 20% under Code Section 4999. If the “excess parachute payments” are under 10%, then the amounts payable to Mr. Aylward under the change-in-control agreement will be reduced to the maximum amount allowed without triggering Code Section 280G. The gross-up is intended to preserve the level of benefits to be provided under the agreement, but includes the 10% threshold to avoid situations where the cost to the Company far exceeds the benefit to Mr. Aylward.

Benefits and Perquisites

Consistent with the Company’s compensation philosophy, the Company provides only limited personal benefits to the NEO’s. Benefits and perquisites provided to our executive officers are the same as those offered to all other Company employees.

Clawback Policy

Awards made under the AIP and LTIP are subject to forfeiture or recovery to the extent that the Compensation Committee determines that the achievement of performance goals or targets was based on materially inaccurate financial statements or other performance measurement. Awards and any cash or other property distributed in respect of any vested or earned awards are also made subject to forfeiture to the extent required by applicable law, including to the extent the Company is required by applicable law, rule or regulation to include or adopt any additional forfeiture or “clawback” provision relating to outstanding and/or vested or earned awards or any future awards, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise. With respect to awards granted prior to the adoption of these provisions, in the event relevant performance measures on which incentive payments were determined are subsequently restated due to material noncompliance with financial reporting requirements or otherwise adjusted in a manner that would reduce the size of a payment, the Compensation Committee may seek recovery of incentive payments if the Committee determines that there existed any misconduct by the particular participant or any other circumstances that would warrant recovery of any awards previously granted.

Anti-Hedging Policy

The Company has adopted a policy that prohibits directors and executive officers of the Company from directly or indirectly engaging in hedging against future declines in the market value of any securities of the Company through the purchase of financial instruments designed to offset such risk. Such transactions could potentially separate the holder’s interest from those of shareholders of the Company and as such, are prohibited.

Tax Considerations

Code Section 162(m) generally disallows a tax deduction to publicly held companies for compensation over $1 million paid to a Company’s chief executive officer and certain other NEOs, unless the compensation is paid under qualifying performance-based plans. Where appropriate, we intend to structure compensation for our NEOs so that it qualifies for deductibility under Code Section 162(m). However, the deductibility of compensation is just one of the critical factors in the design and implementation of any compensation arrangement, and our Board and Compensation Committee reserve the right to pay non-deductible compensation when appropriate.

Code Section 280G disallows a company’s tax deduction for what are defined as “excess parachute payments,” and Code Section 4999 imposes a 20% excise tax on any person who receives excess parachute payments. In the event that a portion of a potential payment to our CEO under his existing change-in-control agreement would be classified as an excess parachute payment, we may be denied a federal income tax deduction, and our CEO may become entitled to a gross-up tax payment to compensate him or make him whole in respect of the excise tax. No other NEO or other executive officer has any potential tax gross-up protection in connection with a severance event.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our 2016 Annual Report on Form 10-K.

Respectfully Submitted:

COMPENSATION COMMITTEE

Melody L. Jones (Chair)

James R. Baio

Mark C. Treanor

Summary Compensation Table

The following table provides information concerning the compensation for fiscal years 2014 through 2016 of the Company’s chief executive officer, chief financial officer and our three other most highly compensated executive officers (the “NEOs”).

Name and Principal Position (a)	Year (b)	Salary (1) ($) (c)	Bonus ($) (d)	Stock Awards (2) ($) (e)	Option Awards (3) ($) (f)	Non-Equity Incentive Plan Compen- sation (4) ($) (g)	All Other Compen- sation (5) ($) (i)	Total ($) (j)
George R. Aylward President and Chief Executive Officer	2016	550,000	—	2,250,000	—	3,400,000	10,992	6,210,992
	2015	550,000	—	2,250,000	—	3,600,000	13,704	6,413,704
	2014	541,667	—	2,000,000	—	4,500,000	14,047	7,055,714

Michael A. Angerthal	2016	350,000	—	400,000	—	1,700,000	10,600	2,460,600
Executive Vice President, Chief Financial Officer	2015	350,000	—	400,000	—	1,646,000	13,704	2,409,704
	2014	350,000	—	300,000	—	1,845,000	14,047	2,509,047

Barry M. Mandinach	2016	400,000	—	400,000	—	1,350,000	35,600	2,185,600
Executive Vice President, Head of Distribution	2015	400,000	—	799,951	—	1,555,000	25,589	2,780,540
	2014	292,424	—	499,961	—	1,900,000	23,417	2,715,802

Francis G. Waltman	2016	325,000	—	400,000	—	1,050,000	11,579	1,786,579
Executive Vice President, Product Management	2015	325,000	—	400,000	—	1,152,000	15,229	1,892,229
	2014	316,667	—	300,000	—	1,382,000	13,930	2,012,597

Mark S. Flynn	2016	300,000	—	175,000	—	405,000	10,683	890,683
Executive Vice President, General Counsel	2015	300,000	—	175,000	—	450,000	17,006	942,006
	2014	300,000	—	150,000	—	523,000	12,847	985,847

(1)	Mr. Mandinach commenced employment with the Company on April 8, 2014 and the amount shown in this column for 2014 represents the portion of his $400,000 base salary earned from the date of hire through the end of the year.

(2)	The amounts reported in this column reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718 and do not represent the actual value earned. Additional information concerning the Company’s accounting for its equity awards is included in Note 14 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. If fully earned, the maximum award for each of our NEOs for 2016 would be as follows: $3,375,000 for Mr. Aylward; $600,000 for Mr. Angerthal; $600,000 for Mr. Mandinach; $600,000 for Mr. Waltman; and $262,500 for Mr. Flynn. As described below, the amounts earned were less than the maximum award.

For the 2016-2018 LTIP, the award comprises 50% RSUs and 50% PSUs, with 50% of the PSUs having a performance measurement period ending 12/31/16 and 50% having a performance measurement period ending 12/31/18, all with a three-year vesting period. The performance threshold was not achieved for the PSUs that completed the performance cycle ended 12/31/16, and therefore they have a value of $0 for each NEO. The remaining PSUs, measured at 12/31/18, may convert to RSUs based on Company performance.

For the 2015-2017 LTIP, the award fully comprises PSUs, with 50% having a performance measurement period ending 12/31/15 and 50% having a performance measurement period ending 12/31/17, all with a three-year vesting period. The performance threshold was not achieved for the PSUs that completed the performance cycle ended 12/31/15, and therefore they have a value of $0 for each NEO. The remaining PSUs, measured at 12/31/17, may convert to RSUs based on Company performance.

For the 2014-2016 LTIP, the award fully comprises PSUs, with 50% having a performance measurement period ending 12/31/14 and 50% having a performance measurement period ending 12/31/16, all with a three-year vesting period. The performance was at maximum for the PSUs that completed the performance cycle ended 12/31/14, and therefore they have a value of 200% for each NEO. The performance threshold was not achieved for the PSUs that completed the performance cycle ended 12/31/16, and therefore they have a value of $0 for each NEO.

Awards reported in the Summary Compensation Table above for Mr. Mandinach in 2015 represent RSUs with a grant date fair value of $399,951, as provided in his hiring agreement, and PSUs with a grant date fair value of $400,000, as described above. Awards reported for Mr. Mandinach in 2014 represent RSUs with a grant date fair value of $499,961, as provided in his hiring agreement. Mr. Mandinach commenced employment with the Company on April 8, 2014 and did not participate in the 2014 LTIP.

The table below represents the value of PSUs granted in 2014-2016.

Name and Principal Position	Plan Period (1)	Grant Date Value ($) (2)	Measurement Date ($) (3)	% of LTIP Award (%) (4)	Performance Adjustment (%) (5)	Performance Adjustment ($) (6)	Final Award Value ($) (7)
George R. Aylward	2016 to 2018	562,500	12/31/16	25%	0%	(562,500)	0
President and Chief Executive Officer	2016 to 2018	562,500	12/31/18	25%	(8)	(8)	(8)
	2015 to 2017	1,125,000	12/31/15	50%	0%	(1,125,000)	0
	2015 to 2017	1.125,000	12/31/17	50%	(8)	(8)	(8)
	2014 to 2016	1,000,000	12/31/14	50%	200%	1,000,000	2,000,000
	2014 to 2016	1,000,000	12/31/16	50%	0%	(1,000,000)	0

Michael A. Angerthal	2016 to 2018	100,000	12/31/16	25%	0%	(100,000)	0
Executive Vice President, Chief Financial Officer	2016 to 2018	100,000	12/31/18	25%	(8)	(8)	(8)
	2015 to 2017	200,000	12/31/15	50%	0%	(200,000)	0
	2015 to 2017	200,000	12/31/17	50%	(8)	(8)	(8)
	2014 to 2016	150,000	12/31/14	50%	200%	150,000	300,000
	2014 to 2016	150,000	12/31/16	50%	0%	(150,000)	0

Barry M. Mandinach	2016 to 2018	100,000	12/31/16	25%	0%	(100,000)	0
Executive Vice President, Head of Distribution	2016 to 2018	100,000	12/31/18	25%	(8)	(8)	(8)
	2015 to 2017	200,000	12/31/15	50%	0%	(200,000)	0
	2015 to 2017	200,000	12/31/17	50%	(8)	(8)	(8)

Francis G. Waltman	2016 to 2018	100,000	12/31/16	25%	0%	(100,000)	0
Executive Vice President, Product Management	2016 to 2018	100,000	12/31/18	25%	(8)	(8)	(8)
	2015 to 2017	200,000	12/31/15	50%	0%	(200,000)	0
	2015 to 2017	200,000	12/31/17	50%	(8)	(8)	(8)
	2014 to 2016	150,000	12/31/14	50%	200%	150,000	300,0000
	2014 to 2016	150,000	12/31/16	50%	0%	(150,000)	0

Mark S. Flynn	2016 to 2018	43,750	12/31/16	25%	0%	(43,750)	0
Executive Vice President, General Counsel	2016 to 2018	43,750	12/31/18	25%	(8)	(8)	(8)
	2015 to 2017	87,500	12/31/15	50%	0%	(87,500)	0
	2015 to 2017	87,500	12/31/17	50%	(8)	(8)	(8)
	2014 to 2016	75,000	12/31/14	50%	200%	75,000	150,000
	2014 to 2016	75,000	12/31/16	50%	0%	(75,000)	0

(1)	Reflects the time period for the related LTIP program; each row represents a separate performance grant within LTIP for the years shown.

(2)	The amounts reported in this column reflect the grant date value of the award.

(3)	The performance management period end date for each performance grant.

(4)	The weighting of each grant as a percent of the overall LTIP award for that grant cycle.

(5)	The resulting performance-adjustment percent.

(6)	The resulting performance-adjustment value.

(7)	Performance-adjusted grant date value of the award.

(8)	The performance period has not concluded for the grants noted.

(3)	The Company has not issued stock options since 2011.

(4)	The amounts reported in this column reflect the actual cash award earned under the annual incentive plan for the respective year.

(5)	The amounts reported in this column represent Company contributions to the 401(k) Plan, and for Mr. Mandinach, reimbursement of $25,000 in 2016, $6,250 in 2015 and $18,750 in 2014 in housing expenses.

Grants of Plan-Based Awards in Fiscal Year 2016

The table below provides information on RSUs and equity- and non-equity-based performance awards granted to each of the Company’s NEOs during the fiscal year ended December 31, 2016. All awards were made under our Omnibus Incentive and Equity Plan (the “Omnibus Plan”).

	Grant Date (b)	Date of Compensation Committee Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (Units) (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l) (3)
Name (a)			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
George R. Aylward			0		6,430,000
	03/15/16	02/16/16				14,686	29,372	44,058				2,249,895
Michael A. Angerthal			0		2,572,000
	03/15/16	02/16/16				2,610	5,220	7,830				399,852
Barry M. Mandinach			0		3,858,000
	03/15/16	02/16/16				2,610	5,220	7,830				399,852
Francis G. Waltman			0		2,572,000
	03/15/16	02/16/16				2,610	5,220	7,830				399,852
Mark S. Flynn			0		2,572,000
	03/15/16	02/16/16				1,142	2,284	3,426				174,954

(1)	The payouts of Non-Equity Incentive Plan awards have been finalized with the amounts actually earned by our NEOs under the 2016 Annual Incentive Plan reflected in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

The amounts reported in column (e) above represent the maximum annual cash incentive opportunities for each NEO for 2016. The maximum amounts, as approved by the Compensation Committee, and subject to an individual maximum payout of $10 million as approved by shareholders, are performance-based and were set for each of the NEOs as a percentage of operating income, as adjusted, excluding all variable incentive compensation. The percentages for Messrs. Aylward, Mandinach, Angerthal, Waltman and Flynn were 5%, 3%, 2%, 2% and 2%, respectively. The metrics against which performance was measured under this plan, as well as the actual payments, are discussed in the Compensation Discussion and Analysis.

(2)	The amounts granted under the 2016 LTIP, as described in footnote 2 of the Summary Compensation Table, reported in these columns represents the award opportunities for each NEO. The two metrics against which performance are measured in this plan are discussed above in the Compensation Discussion and Analysis under the heading “2016 Executive Compensation.”

(3)	For the March 15, 2016 LTIP award, the grant date fair value is equal to the number of units granted as reflected in column (g) multiplied by $76.60, the closing price of the Company’s common stock on that date.

Outstanding Equity Awards at 2016 Fiscal Year-End

The table below provides information on the stock options, RSUs and PSUs held by each of the Company’s NEOs as of December 31, 2016.

	Option Awards (1)					Stock Awards (2)
Name (a)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
	Exercisable (b)	Unexercisable (c)
George R. Aylward	10,899			40.00	02/08/17
	19,521			31.38	02/13/18
	23,120			9.40	04/20/19
						11,388	(3)	1,344,353
						14,686	(5)	1,733,682
									7,996	(4)	943,928
									7,343	(6)	866,841
Michael A. Angerthal	15,867			9.40	04/20/19
						1,708	(3)	201,629
						2,610	(5)	308,111
									1,421	(4)	167,749
									1,305	(6)	154,055
Barry M. Mandinach						2,654	(7)	313,305
						2,270	(8)	267,974
						2,610	(5)	308,111
									1,421	(4)	167,749
									1,305	(6)	154,055
Francis G. Waltman						1,708	(3)	201,629
						2,610	(5)	308,111
									1,421	(4)	167,749
									1,305	(6)	154,055
Mark S. Flynn	422			57.82	02/17/21
						854	(3)	100,815
						1,142	(5)	134,813
									621	(4)	73,309
									571	(6)	67,407

(1)	The Company has not issued stock options since 2011. All options outstanding are vested and became 100% exercisable on the third anniversary of the option award grant date.

(2)	All RSU and PSU values are based on $118.05, the closing price of the Company’s common stock on December 30, 2016, the last trading day of our fiscal year.

(3)	This amount represents 50% of the 2014 LTIP grant that converted to RSUs following the one-year performance period and vested on March 14, 2017.

The remaining 50% of the 2014 LTIP that completed the three-year performance period was not earned based on Company performance. The values under this portion of the grant are $0 for each of the NEOs, and therefore are not reflected in the table above. The original PSUs granted, but not earned, were 5,694 units for Mr. Aylward; 854 units for Mr. Angerthal; 854 units for Mr. Waltman; and 427 units for Mr. Flynn.

(4)	This amount represents 50% of the 2015 LTIP award made up of PSUs that may convert into RSUs, within a range of 0-200%, following the three-year performance period and, to the extent earned, will vest on March 13, 2018.

The remaining 50% of the 2015 LTIP award that completed the one-year performance cycle was not earned based on Company performance. The values under this portion of the grant are $0 for each of the NEOs, and therefore are not reflected in the table above. The original PSUs granted, but not earned, were 7,996 units for Mr. Aylward; 1,421 units for Mr. Angerthal; 1,421 units for Mr. Mandinach; 1,421 units for Mr. Waltman; and 621 units for Mr. Flynn.

(5)	This amount represents 50% of the 2016 LTIP award made up of RSUs and will vest on March 15, 2019.

(6)	This amount represents 25% of the 2016 LTIP award made up of PSUs that may convert into RSUs, within a range of 0-200%, following the three-year performance period and, to the extent earned, will vest on March 15, 2019. The remaining 25% of the 2016 LTIP award that completed the one-year performance cycle was not earned based on Company performance. The values under this portion of the grant are $0 for each of the NEOs, and therefore are not reflected in the table above. The original PSUs granted, but not earned, were 7,343 units for Mr. Aylward; 1,305 units for Mr. Angerthal; 1,305 units for Mr. Mandinach; 1,305 units for Mr. Waltman; and 571 units for Mr. Flynn.

(7)	This amount represents the number of RSUs awarded to Mr. Mandinach in 2014 as part of his hiring agreement. This award will vest on May 19, 2017.

(8)	This amount represents the number of RSUs awarded to Mr. Mandinach in 2015 as part of his hiring agreement. This award ratably vests one-third each year on May 18, 2016, May 18, 2017 and May 18, 2018.

Option Exercises and Stock Vested in Fiscal Year 2016

The table below sets forth the number of shares acquired and the value realized upon the exercise of stock options and the vesting of stock awards during 2016 by each of our NEOs.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e) (1)
George R. Aylward	9,082	436,935	6,821	522,489

Michael A. Angerthal	—	—	2,045	156,647

Barry M. Mandinach	—	—	1,135	90,312

Francis G. Waltman	—	—	1,363	104,406

Mark S. Flynn	—	—	1,022	78,285

(1)	The value realized on vesting is computed by multiplying the number of RSUs that vested by the closing price of our common stock on the vesting date.

Non-Qualified Deferred Compensation in Fiscal Year 2016

The following table reflects each NEO’s 2016 compensation deferrals, Company contributions, earnings, withdrawal activity, and aggregate balance as of December 31, 2016 under the Company’s Non-Qualified Excess Investment Plan (the “Excess Plan”).

Name (a)	Executive Contributions in Last FY ($) (b) (1)	Registrant Contributions in Last FY ($) (c) (2)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)

George R. Aylward	—	—	7,660	—	94,377

Michael A. Angerthal	—	—	—	—	—

Barry M. Mandinach	—	—	—	—	—

Francis G. Waltman	—	—	—	—	—

Mark S. Flynn	—	—	—	—	—

(1)	There were no voluntary deferrals of salary in 2016.

(2)	There were no Company contributions to the Excess Plan in 2016.

The Virtus Investment Partners, Inc. Non-Qualified Excess Investment Plan

The Company maintains the Excess Plan to provide eligible employees with the opportunity to save for retirement and defer tax payments.

Under the Excess Plan, a participant may elect to defer up to 60% of his or her “compensation,” which is defined under the plan as the portion of a participant’s base salary that exceeds the dollar limit under Code Section 401(a)(17). Amounts deferred under the Excess Plan are credited to a participant’s deferral account and are deemed invested in the available investment funds selected by the participant. Deferrals are credited to the selected funds based on the market price for such funds on the date such compensation would otherwise have been paid. Matching contributions, if any, are deemed invested in the same funds in which the underlying deferrals are invested. There are no above-market, preferred, or guaranteed returns in the Excess Plan. Participants can change their investment choices at any time.

Distributions will be made, or commence, on the 15th day of the month following the participant’s sixth month of separation from service, either in a lump sum payment or in annual installment payments over a period of two to ten years, as elected by the participant prior to the year in which the services giving rise to the deferrals are rendered.

Termination Payments and Change-in-Control Arrangements

Each of our current NEOs participates in the Company’s Executive Severance Allowance Plan (the “Severance Plan”). The Company also has a Change-in-Control Agreement with our CEO, Mr. Aylward. In addition, under the Company’s equity award agreement, the vesting of awards may accelerate under specified conditions. These arrangements are described below. No incremental benefits would be provided under these arrangements in the event of termination by the Company for cause or a voluntary termination by the named executive officer without good reason.

Executive Severance Allowance Plan

Receipt of benefits under the Executive Severance Allowance Plan are conditioned on a number of factors, including covenants within the terms of that plan and the signing of a Severance Agreement and Release containing additional covenants and a release of claims against the Company. The Severance Plan conditions receipt of benefits on: (i) refraining from interfering with ongoing operations and from making disparaging remarks concerning the Company, its representatives, agents and employees; (ii) refraining from solicitation of employees, agents, representatives and/or clients of the Company; (iii) returning all Company property; and (iv) maintaining the confidentiality of confidential and proprietary information. Failure to comply with any of these covenants/conditions would cause immediate cessation of all payments under the plan, and the executive would be required to immediately reimburse the Company for all payments previously made.

An executive would not be entitled to receive benefits or payments under the Severance Plan if he or she is terminated for cause, as determined in the sole discretion of the Company, which, for this purpose, would include: (i) a conviction of (or plea of nolo contendere to) a felony or other crime involving fraud or moral turpitude; (ii) an act of misconduct (including a violation of our Code of Conduct); (iii) unsatisfactory performance; or (iv) a failure to attempt or refusal to perform legal directives of the Board or our executive officers.

Except as described above, under the Severance Plan, if a named executive officer is involuntarily terminated for any reason or terminated voluntarily or involuntarily by resignation upon the Company’s written request, he or she will be eligible to receive, subject to certain exceptions:

•	12 months of base salary (or 18 months for our CEO);

•	the average of the named executive officer’s actually earned and paid annual cash incentive award for the prior two completed fiscal years or, for our CEO, 1.5 times this average; and

•	a pro-rata portion of the annual incentive award actually earned by the named executive officer for the fiscal year in which he or she separated from service.

Any such severance amounts paid by the Company may be made in the form of a lump sum payment or in equal periodic installments, except that the pro-rata portion of any actually earned annual incentive award generally would be paid after the actual amount earned is calculated following the end of the applicable fiscal year. In addition, no severance payment would be paid later than March 15 of the calendar year following the executive’s separation from service with the Company (unless otherwise required pursuant to Code Section 409A).

Our named executive officers would also be entitled under the Severance Plan to receive outplacement services for six months and continued subsidized medical and dental coverage for 12 months of the 18-month COBRA continuation period, if the executive elects coverage under COBRA.

Upon termination of employment, all named executive officers would be entitled to receive, in accordance with the terms of the applicable plan and the elections of the named executive officer, distribution of his or her account balances under the Company’s 401(k) Plan and the Excess Plan. The aggregate balance of each of our named executive officer’s accounts under the Excess Plan as of December 31, 2016 is reflected in the “Non-Qualified Deferred Compensation in Fiscal Year 2016” table above.

In the event that Mr. Aylward was entitled to receive payments from the Company under his Change-in-Control Agreement, he would not receive payments from the Company under the Severance Plan.

Acceleration of Equity Awards

Under the terms of the Company’s option award agreements, if a named executive officer terminates employment with the Company by reason of death, his or her estate would be entitled to immediate vesting of the options. If termination of employment is by reason of disability, the options vest in accordance with the terms of the grant. If termination of employment is for cause, all unexercised options are immediately forfeited. If a named executive officer is terminated for any other reason, unvested options as of the termination date will be immediately forfeited and the named executive officer will have the right to exercise vested options prior to the original expiration date or within 90 days, whichever period is shorter. In the event of a change-in-control, as described below, all unvested options automatically vest; however, no automatic vesting would occur if the Compensation Committee reasonably determines in good faith, prior to the change-in-control, that such awards would be honored or assumed or a new award would be substituted with substantially similar conditions to the current award and with provisions that allow for immediate vesting if the executive is involuntarily terminated for any reason including death, disability or not for cause, or is constructively terminated as defined in the Omnibus Plan under specified conditions as described in the Omnibus Plan.

Under the terms of the Company’s RSU award agreements, if a named executive officer terminates employment with the Company by reason of death or disability, or an involuntary termination event occurs that would otherwise qualify the named executive officer for severance pay and benefits under a Company approved severance plan or other arrangement, a pro-rated portion of the RSUs vest automatically based on the number of days the officer actually worked since the grant date (or in the case of an award which becomes vested in installments, since the date, if any, on which the last installment of such RSUs became vested). The amount subject to immediate vesting would be calculated by subtracting the number of RSUs already vested from a number equal to the product of (i) the number of RSUs awarded to the named executive officer multiplied by (ii) the ratio of (x) the number of days that such person was actively employed by the Company since the award was granted divided by (y) the number of days between the grant date and the last scheduled vesting date.

Under the terms of the Company’s PSU award agreements, if a named executive officer terminates employment with the Company prior to the end of the performance cycle, or after the end of the performance cycle but prior to the RSU conversion date, because of death, disability or an involuntary termination event as described above, the PSU award will convert to RSUs, based on the actual achievement of performance goals for the full performance cycle, pro-rated for the number of days the executive was actively employed since the PSU award date, divided by the number of days during the period beginning on the PSU award date and ending on the RSU vesting date, with vesting that is accelerated but deferred until the end of the applicable performance period. In the event that a change of control occurs prior to the end of the performance cycle and prior to the termination of the executive’s employment, the performance goals would be deemed to have been met at target, without pro-ration, and immediately convert to common shares that would be distributed within 90 days following the end of the performance cycle.

If a named executive officer ceases to be employed by the Company for any reason other than those discussed above, all unvested RSUs and PSUs as of the termination date are automatically forfeited.

Except as described above in connection with outstanding performance awards, in the event of a change-in-control, as defined below under “Change-in-Control Agreement with Mr. Aylward,” all unvested RSUs automatically vest; however, no automatic vesting would occur if the Compensation Committee reasonably determines in good faith prior to the change-in-control, that such awards would be honored or assumed or a new award would be substituted with substantially similar conditions to the current award and with provisions that allow for immediate vesting if the executive is involuntarily terminated for any reason including death, disability or not for cause, or is constructively terminated as defined in the Omnibus Plan under specified conditions as described in the Omnibus Plan.

Illustrations of Compensation and Benefits Upon Termination of Employment

The following table summarizes the value of the compensation and benefits that our named executive officers would have received under the Severance Plan if their employment had been involuntarily terminated (other than for cause) as of December 31, 2016.

	Payment and Benefits ($) for Involuntary Terminations
	George R. Aylward	Michael A. Angerthal	Barry M. Mandinach	Francis G. Waltman	Mark S. Flynn
Severance
Base Salary Component	825,000	350,000	400,000	325,000	300,000
Annual Incentive Component (1)	6,075,000	1,745,500	1,727,500	1,267,000	486,500
Other Compensation
2016 Annual Incentive Earned	3,400,000	1,700,000	1,350,000	1,050,000	405,000
Acceleration of Equity Awards
Value of Accelerated Equity Awards (2)	1,715,544	270,081	500,441	270,081	129,927
Benefits
Health & Welfare (3)	7,558	19,351	—	19,743	14,054
Outplacement (4)	5,195	5,195	5,195	5,195	5,195
Total Severance, Other Compensation, Accelerated Equity Awards, and Benefits	12,028,297	4,090,127	3,983,136	2,937,019	1,340,676

(1)	As applicable, the amount in this row is equal to the NEO’s average earned and paid annual cash incentive for the prior two completed fiscal years (except that, for Mr. Aylward, this amount is equal to 1.5 times his average).

(2)

The value reported in this row is based on $118.05, the closing price of our common stock on December 30, 2016, the last trading day of our fiscal year, multiplied by the applicable number of unvested RSUs and PSUs held by the named executive officer on December 31, 2016 that would accelerate upon involuntary termination. PSUs granted in 2015 and 2016 with three-year performance periods ending on December 31, 2017 and December 31, 2018, respectively, are assumed to be at target level performance. The performance threshold was not achieved for PSUs granted in 2016 with a one-year performance period ending on December 31, 2016 related to the specific metric of relative growth in operating income, as adjusted, and therefore they have a value of $0 for each NEO. There are no unvested options to include in this calculation. If a change-in-control event had occurred on December 31, 2016, the values related to the acceleration of unvested RSUs and PSUs would have been equal to: $1,086,414 for

Mr. Angerthal; $1,365,248 for Mr. Mandinach; $1,086,414 for Mr. Waltman; and $494,157 for Mr. Flynn. These numbers assume that all equity awards have automatically vested and that the Compensation Committee did not make the determination that such awards would not be accelerated.

See the discussion below under the heading “Change-in-Control Agreement with Mr. Aylward” for a description of the change-in-control terms for unvested equity awards held by Mr. Aylward.

(3)	The amount in this row reflects the estimated Company cost of continuing to subsidize specified health and welfare benefits for the named executive officers for 12 months, based on coverage elections in effect for 2016.

(4)	The amount in this row reflects the estimated Company cost of providing outplacement services for the named executive officers for six months.

Change-in-Control Agreement with Mr. Aylward

Under a Change-in-Control Agreement with our CEO, effective December 31, 2008, Mr. Aylward would be provided with separation benefits upon his termination of employment in connection with a “change-in- control” of the Company. The protections provided under the Change-in-Control Agreement can only be triggered by termination of employment either: (i) by the Company for reasons other than death, disability (as defined in the agreement) or “cause”; or (ii) by Mr. Aylward for “good reason,” but only if such termination occurs within the two years following, or is effectively connected with, the occurrence of a change-in-control. Mr. Aylward would not receive any incremental benefits by reason of his death, disability, termination by us for cause or his voluntary termination of employment, whether by retirement, resignation or otherwise, without good cause.

The Change-in-Control Agreement had an initial term of two years, but automatically renews for successive one-year terms unless either party provides written notice within 60 days prior to the scheduled expiration date to the other party that such party does not want the term of the agreement extended.

Under the Change-in-Control Agreement, following a change-in-control and for an additional 2.5 years after any termination event, regardless of whether Mr. Aylward voluntarily terminates his employment or is involuntarily terminated with or without cause or for good reason, he is subject to non-solicitation restrictions under to which he may not induce, encourage or solicit any customer, client, employee, officer, director, agent, broker, registered representative or independent contractor to either: (i) terminate their respective relationship or contracts with the Company or its affiliates; or (ii) not place business with the Company or its affiliates. In addition, following a termination event, Mr. Aylward would be required to continue to maintain the confidentiality of all confidential or proprietary information known to him concerning the Company and its affiliates and their business and would be required, upon request, to return materials containing such information.

Definitions

Under the Change-in-Control Agreement, the terms listed below are defined as follows:

“Change-in-Control” generally means the first occurrence of any of the following:

•	any person or group acquires 25% or more of the voting power of the Company’s securities;

•

within any 24-month period, the persons who presently make up our Board, or who become members of our Board with the approval of a majority of the persons who constituted our Board at the beginning of any such period, cease to be at least a majority of the Board of the Company or any successor to the Company;

•

the effective date of the consummation of any merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company which is consummated (a “Corporate Event”), if immediately following the consummation of such Corporate Event those persons who were shareholders of the Company immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the voting power, in substantially the same proportion as prior to such Corporate Event, of (i) in the case of a merger or consolidation, the surviving or resulting corporation or (ii) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 25% of the consolidated assets of the Company immediately prior to such Corporate Event;

•	the approval by shareholders of the Company of a plan of liquidation with respect to the Company; or

•	any other event occurs which the Board declares to be a change-in-control.

“Cause” generally means:

•	a conviction of (or plea of nolo contendere to) a felony;

•

an act of willful misconduct that has a material adverse impact on the Company or its affiliates (except that no act, or failure to act, on Mr. Aylward’s part would be deemed “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his act, or failure to act, was in the best interest of the Company); or

•

a failure in good faith to perform legal directives of the Board, which are consistent with the scope and nature of his employment duties and responsibilities if such failure is not remedied by him within 30 days after notice of such non-performance is given to him.

“Good Reason” generally means that, following a change-in-control of the Company, any of the following events has occurred without Mr. Aylward’s express written consent (if such occurrence is not remedied by the Company within 30 days upon receipt of written notice):

•	a material reduction in his title, position, duties or responsibilities as President and CEO;

•	relocation of his principal place of business outside of a 35-mile radius of the current location;

•	a material reduction in his base salary, total incentive compensation opportunity, or a reduction in the employee benefits provided him under the Company’s employee benefit plans; or

•	any failure to obtain the assumption and agreement to perform the Change-in-Control Agreement by a successor.

Description of Separation Benefits

If following a change-in-control of the Company, Mr. Aylward was terminated without cause or he terminated his employment for good reason, he would generally be entitled to receive the following incremental benefits (which would be provided in lieu of, and not in addition to, any severance benefits payable to him under any other Company plan):

•

a lump-sum cash payment equal to 2.5 times the sum of his current base salary and his target under the annual cash incentive program maintained by the Company in the year in which his employment with the Company terminates;

•

continued participation in all of the employee and executive plans providing medical, dental, and long-term disability benefits in which he participated prior to the termination event for a period of 2.5 years;

•	full vesting of all outstanding stock option, RSU or other equity awards (with any such vested options remaining exercisable for the lesser of two years or the duration of their original terms);

•

an amount equal to the pro-rata portion of the annual incentive award earned for the year in which the termination occurs (or target incentive, if greater), and a pro-rata portion of long-term awards for each uncompleted performance period at target;

•

a lump sum payment equal to 2.5 years of additional contributions that would have been made to the Company’s 401(k) Plan and/or the Excess Plan (assuming that he was contributing to each such plan during such period at the rate in effect immediately prior to the termination event or change-in-control event, whichever is higher);

•	outplacement services for a period of one year; and

•

if any payment or benefit due and payable under the Change-in-Control Agreement were to trigger any excise tax imposed by Code Section 4999, the Company would make a “gross-up” payment to Mr. Aylward to cover any such excise tax liability as well as any income tax liability incurred as a result of the gross-up.

The following table summarizes the value of the compensation and benefits that Mr. Aylward would have received under the Change-in-Control Agreement if his employment had been terminated involuntarily (other than for cause) or if Mr. Aylward had terminated employment for good reason in connection with a change-in-control as of December 31, 2016.

Termination in Connection with a Change- in-Control Payments and Benefits ($)
Severance
Base Salary Component	1,375,000
Annual Incentive Component	9,000,000
Other Compensation
Annual Incentive (1)	3,600,000
Acceleration of Unvested PSUs (2)	3,349,787
Acceleration of Unvested Time Vested RSUs (3)	3,078,036
Acceleration of Unvested Stock Options (4)	0
Incremental Qualified Company Match (5)	27,000
Tax Gross-Up (6)	0
Benefits
Health & Welfare (7)	20,596
Outplacement	9,895
Total Severance, Other Compensation, and Benefits	20,460,314

(1)	Reflects the 2016 target equal to the actual award earned by Mr. Aylward under the Company’s Annual Incentive Plan for 2015.

(2)	The value reported in this row is based on $118.05, the closing price of our common stock on December 30, 2016, multiplied by the number of unvested PSUs held by Mr. Aylward on December 31, 2016.

(3)	The value reported in this row is based on $118.05, the closing price of our common stock on December 30, 2016, multiplied by the number of unvested RSUs held by Mr. Aylward on December 31, 2016.

(4)	As of December 31, 2016, Mr. Aylward held no unvested options.

(5)	Reflects the amount that the Company would have, pursuant to the applicable Company matching formula, contributed to the Company’s 401(k) Plan.

(6)	If any payment or benefit due and payable under the Change-in-Control Agreement causes any excise tax imposed by Code Section 4999 to become due and payable, the Company would pay Mr. Aylward a “gross-up” payment so that he is in the same after-tax position as he would have been had the excise tax not been payable. If, however, a limited reduction of severance payments would avoid the excise tax, then Mr. Aylward’s payment would be reduced in order to eliminate the need for a gross-up payment. The Company would reduce payments for this purpose only if the reduction would not exceed 10% of the amount of payments that could be received by Mr. Aylward without triggering the excise tax.

(7)	The amount in this row reflects the estimated Company cost of continuing to subsidize specified health and welfare benefits for 30 months.

DIRECTOR COMPENSATION

Non-Employee Director Compensation Paid in 2016

The Company’s Compensation Committee generally reviews, on an annual basis, the compensation of our non-employee directors in connection with their service on the Board and on its committees and recommends to the Board any changes the Compensation Committee determines to be appropriate. Effective October 2016, the Board approved changes to the Company’s non-employee director compensation program by increasing annual non-employee director retainers from $150,000 to $170,000 per year and our non-executive Chairman from $228,000 to $270,000 per year. Retainer amounts remained at $25,000, $20,000, $12,500 and $12,500 for serving as the Chair of the Audit, Compensation, Corporate Governance, and Risk and Finance Committees, respectively and $15,000, $10,000, $7,500 and $7,500 for serving on the Audit, Compensation, Governance and Risk and Finance Committees, respectively.

Directors receiving compensation are paid 50% in cash and 50% in Common Stock. The cash portion is paid quarterly in advance, and the equity portion is paid in annual grants of Common Stock granted on the Annual Meeting date. As part of the market review, Mercer determined that the mix of cash and equity is consistent with market average levels, and the Company’s’ practice of granting full-value shares, rather than stock options, is consistent with the market.

Mr. Aylward, our CEO, does not receive any compensation for his services as a director.

Director Compensation Table

The following table provides information concerning the compensation of each of the Company’s directors who received compensation for his or her services as a director in 2016.

Name (a)	Fees Earned or Paid in Cash ($) (b) (1)	Stock Awards ($) (c) (2)	Option Awards ($) (d)	Non-Equity Incentive Plan Compen- sation ($) (e)	Change in Pension Value and Non-Qualified Deferred Compensation ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
James R. Baio	92,500	87,436	—	—	—	—	179,936
Diane M. Coffey (3)	33,123	—	—	—	—	—	33,123
Susan S. Fleming	90,000	84,931	—	—	—	—	174,931
Timothy A. Holt	90,000	84,931	—	—	—	—	174,931
Sheila Hooda	13,149	—	—	—	—	—	13,149
Melody L. Jones	97,500	92,447	—	—	—	—	189,947
Edward M. Swan, Jr. (3)	34,112	—	—	—	—	—	34,112
Mark C. Treanor	133,250	122,670	—	—	—	—	255,920
Stephen T. Zarrilli	96,250	91,234	—	—	—	—	187,484

(1)	Each then serving director receiving compensation received a payment in October 2016 representing the pro-rata portion of the cash component of the increase in director compensation as discussed above for the period October 1, 2016 through December 31, 2016. Ms. Hooda joined the Board on December 7, 2016 and her compensation for the period from her appointment through December 31, 2016 was paid solely in cash.

(2)	Each then serving director receiving compensation was awarded shares of Common Stock on May 25, 2016. The full grant date fair value of each such award computed in accordance with FASB ASC Topic 718 is reflected in the table above. Additional information concerning the Company’s accounting for its equity awards is included in Note 14 of the Notes to Consolidated Financial Statements in our 2016 Form 10-K.

(3)	Ms. Coffey and Mr. Swan retired as Directors of the Company effective May 25, 2016.

Non-Employee Director Share Ownership Guidelines

Upon recommendation of our Governance Committee, our Board established director share ownership guidelines in order to evidence and reinforce the alignment of directors’ interests with shareholders’ interests. Based on the competitive assessment and recommendation provided by Mercer, each non-employee director who receives compensation for his or her Board service is expected to retain a fixed number of shares of stock in an amount equal to four times his or her annual cash retainer. This target may be achieved over time through the accumulation of shares received in the annual retainer stock award. Until the target stock ownership levels have been achieved, each non-employee director who is subject to these guidelines is expected to retain the entire portion of his or her annual retainer fee that is paid in stock, less the applicable amount used to pay income tax obligations in connection with any director compensation. These ownership guidelines were determined by Mercer to be consistent with market practice. Each non-employee director receiving compensation is in compliance with the specified ownership guidelines.

OTHER MATTERS

As of the date of this Proxy Statement, all matters we know of to be presented at the Annual Meeting are described in this Proxy Statement. Should other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in their discretion.

ADDITIONAL INFORMATION

Shareholders may obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including accompanying financial statements and schedules, without charge, by visiting the Company’s website at www.virtus.com or by writing to Investor Relations, at the Company’s principal executive offices: Virtus Investment Partners, Inc., 100 Pearl Street, Hartford, CT 06103. Upon written request to the Company, at the address of the Company’s principal executive offices, the exhibits set forth on the exhibit index of the Company’s Annual Report on Form 10-K will be made available at a reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits).

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on Friday, May 19, 2017. The Proxy Statement and the Annual Report, and any amendments to the foregoing materials that are required to be furnished to shareholders, are available for you to review online at http://www.proxyvote.com. To view these materials please have your control number available that appears on your Notice of Internet Availability of Proxy Materials or proxy card.

Appendix A

Non-GAAP Information and Reconciliations

(Dollars in thousands except per share data)

The following are reconciliations and related notes of the most comparable U.S. GAAP measure to each non-GAAP measure.

The non-GAAP financial measures included in this Proxy Statement differ from financial measures determined in accordance with U.S. GAAP as a result of the reclassification of certain income statement items, as well as the exclusion of certain expenses and other items that are not reflective of the earnings generated from providing investment management and related services. Non-GAAP financial measures have material limitations and should not be viewed in isolation or as a substitute for U.S. GAAP measures.

Reconciliation of Total Revenues, GAAP to Total Revenues, as Adjusted:

	Twelve Months Ended
	12/31/2016	12/31/2015	% Change
Total revenues, GAAP	$322,554	$381,977	(16%)
Distribution and other asset-based expenses (1)	(69,049)	(89,731)	(23%)
Consolidated investment products revenues (2)	702	1,603	(56%)
Other	—	1,166	(100%)

Total revenues, as adjusted	$254,207	$295,015	(14%)

Reconciliation of Total Operating Expenses, GAAP to Operating Expenses, as Adjusted:

	Twelve Months Ended
	12/31/2016	12/31/2015	% Change
Total operating expenses, GAAP	$271,740	$301,599	(10%)
Distribution and other asset-based expenses (1)	(69,049)	(89,731)	(23%)
Consolidated investment products expenses (2)	(6,953)	(4,134)	68%
Amortization of intangible assets (3)	(2,461)	(3,295)	(25%)
Restructuring and severance (4)	(4,270)	—	0%
Other (6)	(5,175)	(17,748)	(71%)

Total operating expenses, as adjusted	$183,832	$186,691	(2%)

Reconciliation of Operating Income, GAAP to Operating Income, as Adjusted:

	Twelve Months Ended
	12/31/2016	12/31/2015	% Change
Operating income, GAAP	$50,814	$80,378	(37%)
Consolidated investment products operating income (2)	7,655	5,737	33%
Amortization of intangible assets (3)	2,461	3,295	(25%)
Restructuring and severance (4)	4,270	—	0%
Other (6)	5,175	18,914	(73%)

Operating income, as adjusted	$70,375	$108,324	(35%)

Operating margin, GAAP	15.8%	21.0%
Operating margin, as adjusted	27.7%	36.7%

Reconciliation of Net Income Attributable to Common Stockholders, GAAP to Net Income Attributable to Common Stockholders, as Adjusted:

	Twelve Months Ended
	12/31/2016	12/31/2015	% Change
Net income attributable to common stockholders, GAAP	$48,502	$35,106	38%
Amortization of intangible assets, net of tax (3)	1,526	2,033	(25%)
Restructuring and severance, net of tax (4)	2,647	—	0%
Seed capital and CLO investments, net of tax (5)	(11,589)	17,936	(165%)
Other, net of tax (6)	3,222	12,734	(75%)

Net income attributable to common stockholders, as adjusted	$44,308	$67,809	(35%)

Weighted Average Shares Outstanding – Basic	7,648	8,797	(13%)
Weighted Average Shares Outstanding – Diluted	7,822	8,960	(13%)
Weighted Average Shares Outstanding – Diluted, as adjusted (A)	7,822	8,960	(13%)

Earnings Per Share – Basic, GAAP	$6.34	$3.99	59%
Earnings Per Share – Diluted, GAAP	$6.20	$3.92	58%

Earnings Per Share – Basic, as adjusted	$5.79	$7.71	(25%)
Earnings Per Share – Diluted, as adjusted	$5.66	$7.57	(25%)

(A)	Reflects dilutive impact to shares in all periods; differs from GAAP basis in periods of a GAAP earnings loss, if any.

Notes to Reconciliations:

1.	Distribution and other asset-based expenses – Payments to third-party distribution partners and third-party service providers for investment management-related services that are generally passed directly through to the external parties. Management believes that making this adjustment aids in comparing the company’s operating results with other asset management firms that do not utilize intermediary distribution partners or third-party service providers.

2.	Consolidated investment products – Revenues and expenses generated by operating activities of majority owned funds and CLOs. Management believes that excluding these operating activities to reflect revenues and expenses of the company prior to the consolidation of these products is consistent with the approach of reflecting its operating results.

3.	Amortization of intangible assets – Non-cash amortization expense or impairment expense, if any, attributable to acquisition-related intangible assets. Management believes that making this adjustment aids in comparing the company’s operating results with other asset management firms that have not engaged in acquisitions.

4.	Restructuring and severance – Certain expenses associated with restructuring the business, including lease abandonment-related expenses, and severance costs associated with staff reductions, that are not reflective of the ongoing earnings generation of the business. Management believes that making this adjustment aids in comparing the company’s operating results with prior periods.

5.	Seed capital and CLO investments – Gains and losses (realized and unrealized), dividends and interest income generated by seed capital and CLO investments. Earnings or losses generated by investments in seed capital and CLO products can vary significantly from period to period and do not reflect the company’s operating results from providing investment management and related services. Management believes that making this adjustment aids in comparing the company’s operating results with prior periods and with other asset management firms that do not have meaningful seed capital and CLO investments.

6.	Other – Certain acquisition-related expenses and systems-related expenses that are not reflective of the ongoing earnings generation of the business. In addition, it includes income tax expense/(benefit) items, such as adjustments for uncertain tax positions, valuation allowances and other unusual items not related to current operating results to reflect a normalized effective rate. Management believes that making these adjustments aids in comparing the company’s operating results with prior periods.

Components of Other for the respective periods are shown in the table below:

	Twelve Months Ended
	12/31/2016	12/31/2015
Other
Loss contingency	$—	$16,500
Tax impact of loss contingency	—	(5,507)
Transition related revenues	—	1,166
Tax impact of transition related revenues	—	(442)
System transition expenses	1,828	1,248
Tax impact of system transition expenses	(693)	(476)
Acquisition related expenses	3,347	—
Tax impact of acquisition related expenses	(1,260)	—
Discrete tax adjustment	—	245

Total Other	$3,222	$12,734

Definitions:

Revenues, as adjusted, comprise the fee revenues paid by clients for investment management and related services. Revenues, as adjusted, for purposes of calculating net income attributable to common stockholders, as adjusted, differ from U.S. GAAP revenues in that they are reduced by distribution and other asset-based expenses that are generally passed through to external parties, and exclude the impact of consolidated sponsored investment products.

Operating expenses, as adjusted, is calculated to reflect expenses from ongoing continuing operations attributable to stockholders. Operating expenses, as adjusted, for purposes of calculating net income attributable to common stockholders, as adjusted, differ from U.S. GAAP expenses in that they exclude amortization or impairment, if any, of intangible assets, restructuring and severance, the impact of consolidated sponsored investment products, and certain other expenses that do not reflect the ongoing earnings generation of the business.

Operating margin, as adjusted, is a metric used to evaluate efficiency represented by operating income, as adjusted, divided by revenues, as adjusted.

Earnings per share, as adjusted, represent net income attributable to common stockholders, as adjusted, divided by weighted average shares outstanding, on either a basic or diluted basis.

Appendix B

Additional Information Regarding Investment Performance Ratings

Information on Virtus Funds rated by Morningstar as of 12/31/16:

Description	Overall	3 yr.	5 yr.	10 yr.
Number of 3/4/5 Star Funds	29	31	20	14
Percentage of Assets	90%	90%	84%	91%
Number of 4/ 5 Star Funds	19	18	13	10
Percentage of Assets	84%	79%	73%	88%
Total Funds	40	40	33	23

Data quoted represents past performance. Past performance does not guarantee future results. Current performance may be lower or higher than the performance data quoted. Investing involves risk, including the possible loss of principal. The value of your investment will fluctuate over time and you may gain or lose money.

Morningstar Ratings as of 12/31/16:

The Morningstar Rating™ for funds, or “star rating”, is calculated for managed products (including mutual funds, variable annuity and variable life subaccounts, exchange-traded funds, closed-end funds, and separate accounts) with at least a three-year history. Exchange-traded funds and open-ended mutual funds are considered a single population for comparative purposes. It is calculated based on a Morningstar Risk-Adjusted Return measure that accounts for variation in a managed product’s monthly excess performance, placing more emphasis on downward variations and rewarding consistent performance. The top 10% of products in each product category receive 5 stars, the next 22.5% receive 4 stars, the next 35% receive 3 stars, the next 22.5% receive 2 stars, and the bottom 10% receive 1 star. The Overall Morningstar Rating for a managed product is derived from a weighted average of the performance figures associated with its three-, five-, and 10-year (if applicable) Morningstar Rating metrics. The weights are: 100% three-year rating for 36-59 months of total returns, 60% five-year rating/40% three-year rating for 60-119 months of total returns, and 50% 10-year rating/30% five-year rating/20% three-year rating for 120 or more months of total returns. While the 10-year overall star rating formula seems to give the most weight to the 10-year period, the most recent three-year period actually has the greatest impact because it is included in all three rating periods.

© 2016 Morningstar, Inc. All rights reserved. The information contained herein: (1) is proprietary to Morningstar and/or its content providers; (2) may not be copied or distributed; and (3) is not warranted to be accurate, complete, or timely. Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information. Past performance is no guarantee of future results.

Lipper Rankings as of 12/31/16:

Lipper performance on an asset weighted basis is calculated by taking all funds and assigning the assets under management (“AUM”) in each respective fund to either the 1st, 2nd, 3rd or 4th quartile bucket based on each fund’s respective Lipper rankings. The total AUM of each quartile’s bucket is then divided by complex wide total AUM to arrive at the respective percent of AUM in each bucket. Lipper, a wholly owned subsidiary of Reuters, provides independent insight on global collective investments including mutual funds, retirement funds, hedge funds, fund fees and expenses to the asset management and media communities. Lipper ranks the performance of mutual funds within a classification of funds that have similar investment objectives. Rankings are historical with capital gains and dividends reinvested and do not include the effect of loads. Funds not ranked by Lipper are not included in the analysis. If sales loads were reflected, the rankings shown would be lower. If an expense waiver was in effect, it may have had a material effect on the total return or yield for the period.

Strong ratings are not indicative of positive fund performance. Absolute performance for some funds was negative. For complete investment performance, please visit www.virtus.com.

B-1

Please carefully consider a Fund’s investment objectives, risks, charges, and expenses before investing. For this and other information about the Virtus Mutual Funds, call 1-800-243-4361 or visit www.Virtus.com for a prospectus. Read it carefully before you invest or send money.

Virtus Mutual Funds are distributed by VP Distributors, LLC, member FINRA and subsidiary of Virtus Investment Partners, Inc. Virtus ETFs are distributed by ETF Distributors, member FINRA and subsidiary of Virtus Investment Partners, Inc.

B-2

Appendix C

Companies in the Composite of Other Publicly Traded Traditional Asset Management Companies

Affiliated Managers Group, Inc.; AllianceBernstein Holding L.P.; Artisan Partners Asset Management Inc.; Calamos Asset Management, Inc.; Cohen & Steers, Inc.; Eaton Vance Corp.; Federated Investors, Inc.; Franklin Resources, Inc.; GAMCO Investors, Inc.; Invesco Ltd.; Janus Capital Group Inc.; Legg Mason, Inc.; Manning & Napier, Inc.; OM Asset Management plc, T. Rowe Price Group, Inc.; and Waddell & Reed Financial, Inc.

C-1

VIRTUS INVESTMENT PARTNERS, INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com or from a smartphone, scan the QR Barcode above. Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Daylight Time the day before the meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E20180-P85583-Z69235 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — —  — — — —  — —  — —  — —  — — — —  — —  — — — — — — — — — — — — — — — — — — — —  — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VIRTUS INVESTMENT PARTNERS, INC.

The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 3 and 1 YEAR on Proposal 4.

1. Election of Directors:		For	Withhold

1a.	George R. Aylward	☐	☐

1b.	Sheila Hooda	☐	☐

1c.	Mark C. Treanor	☐	☐

							For	Against	Abstain

2. To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2017.							☐	☐	☐

3. To approve, in a non-binding vote, named executive officer compensation.							☐	☐	☐

						1 Year	2 Years	3 Years	Abstain

4. To recommend, in a non-binding vote, the frequency of future advisory shareholder votes on executive compensation.						☐	☐	☐	☐

NOTE: We may also act upon such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.				☐	☐

				Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. This section must be completed for your vote to be counted.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting

to Be Held on May 19, 2017:

The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

E20181-P85583-Z69235

Proxy — Virtus Investment Partners, Inc.

Virtus Investment Partners, Inc.

100 Pearl Street

Hartford, Connecticut 06103

This Proxy is solicited on behalf of the Board of Directors of Virtus Investment Partners, Inc.

The undersigned, revoking any previous proxies relating to these shares, hereby appoints Michael A. Angerthal and Mark S. Flynn, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote all the shares of Virtus Investment Partners Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the 2017 Annual Meeting of Shareholders of the Company to be held Friday, May 19, 2017 at 10:30 a.m. Eastern Daylight Time at the offices of Virtus Investment Partners, Inc., 100 Pearl Street, 2nd Floor, Hartford, Connecticut, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

This proxy, when properly executed, will be voted as specified herein. If no specification is made, this proxy will be voted FOR the election of each of the nominees for director listed under Proposal 1, FOR Proposals 2 and 3 and 1 YEAR on Proposal 4. If any other matters are voted on at the meeting, this proxy will be voted by the proxy holders on such matters in their sole discretion.

As described in the Proxy Statement, if you are a participant in the Virtus Investment Partners, Inc. Savings and Investment Plan (the “401(k) Plan”), this proxy covers all shares for which the undersigned has the right to give voting instructions to Fidelity Management Trust Company, the trustee of the 401(k) Plan. This proxy, when properly executed, will be voted as directed by the undersigned on the reverse side. Voting instructions for shares in the 401(k) Plan must be received by the trustee by no later than 11:59 PM, Eastern Daylight Time, on Tuesday, May 16, 2017.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on reverse side.)